    As filed with the Securities and Exchange Commission on February 3, 2000
                                                      Registration No. 333-04612
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                            U.S. ENERGY SYSTEMS, INC.
        (Exact name of small business issuer as specified in its charter)

                DELAWARE                                      4931                                     52-1216347
      (State or Other Jurisdiction                (Primary Standard Industrial                      (I.R.S. Employer
   of Incorporation or Organization)               Classification Code Number)                     Identification No.)

                                 --------------

                                                                LAWRENCE SCHNEIDER, PRESIDENT
                                                                  U.S. ENERGY SYSTEMS, INC.
         515 NORTH FLAGLER DRIVE, SUITE 702                   515 NORTH FLAGLER DRIVE, SUITE 702
              WEST PALM BEACH, FL 33401                           WEST PALM BEACH, FL 33401
                   (561) 820-9779                                       (561) 820-9779
(Address and telephone number of principal executive         (Name, address and telephone number
      offices and principal place of business)                      of agent for service)


                                 --------------

                                   COPIES TO:


                              PAUL BERKOWITZ, ESQ.
                             LISA CARSTARPHEN, ESQ.
                             GREENBERG TRAURIG, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                                 ---------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                 ---------------

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                 ---------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

================================================================================



                  SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2000


PROSPECTUS

                            U.S. ENERGY SYSTEMS, INC.

           3,565,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF 3,565,000 OUTSTANDING REDEEMABLE COMMON STOCK PURCHASE WARRANTS


      U.S. Energy Systems, Inc. is offering up to an aggregate of 3,565,000 shares of our common stock. The shares will be issued upon the exercise of redeemable common stock purchase warrants which are outstanding and entitle the holder to purchase one share of common stock for $4.00. See "Description of Securities."

      Our common stock is listed on the Nasdaq SmallCap Market under the symbol USEY and our warrants are listed on the Nasdaq SmallCap Market under the symbol USEYW.

                                 ---------------

        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 6.

                                 ---------------


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    EXERCISE PRICE                   PROCEEDS TO U.S. ENERGY(1)
                                                 ------------------                  --------------------------
Per Share............................            $            4.00                        $            4.00
Total................................            $   14,260,000.00                        $   14,160,000.00


(1) Assumes the exercise of all 3,565,000 outstanding warrants, less estimated expenses of $100,000. There can be no assurance that any or all of the warrants will be exercised.


                                 ---------------






               The date of this prospectus is _____________, 2000

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE WARRANTS.

                             ----------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               -----
Prospectus Summary................................................................................................2

Risk Factors......................................................................................................6

Note Regarding Forward-Looking Statements........................................................................12

Use of Proceeds..................................................................................................12

Dividend Policy..................................................................................................12

Price Range of Common Stock......................................................................................12

Capitalization...................................................................................................13

Management's Discussion and Analysis of Financial Condition and Plan of Operation................................14

Business.........................................................................................................19

Management.......................................................................................................28

Certain Relationships and Related Transactions...................................................................33

Security Ownership of Certain Beneficial Owners and Management...................................................34

Description of Securities........................................................................................36

Shares Eligible for Future Sale..................................................................................42

Plan of Distribution.............................................................................................43

Legal Matters....................................................................................................43

Experts..........................................................................................................43


                             ----------------------

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We are required to file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect reports, proxy statements and other information filed by us with the Commission without charge and may copy this information at prescribed rates at

      o the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549;

      o the Commission's regional office located at Seven World Trade Center, Suite 1300, New York, New York 10048;

      o the Commission's regional office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661.

      The Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of this site is http://www.sec.gov. Our common stock and warrants are listed on the Nasdaq SmallCap Market and some of our reports, proxy materials and other information may be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      We have filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. For further information with respect to our company and the securities offered by this prospectus, refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement and the exhibits, without charge, at the Securities and Exchange Commission's principal office in Washington, D.C. and obtain copies of all or any part of the registration statement at prescribed rates from the Public Reference Section of the Commission at the address shown above.

                                 ---------------

                               PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed information about our company and the common stock being sold in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus.


                            U.S. ENERGY SYSTEMS, INC.

      Our business is composed of two separate but interrelated divisions:

      o the energy division, which develops, owns and operates cogeneration and independent energy facilities, and

      o the environmental division, which furnishes environmental consulting and remediation services, recovers and recycles used motor and industrial oil, and processes waste water.

ENERGY DIVISION

      We are a project developer, owner and operator of independent power plants. Independent power plants produce electricity for sale either to direct end users or to regulated public electric utility companies. Generally, independent power plants have emerged as a result of federal and state laws promulgated to eliminate the monopoly previously held by regulated electric companies over the production and sale of electric power. The laws were passed to enhance competition, as well as to encourage the production of cleaner and more environmentally-friendly power in the United States.

      Energy projects and facilities which we currently own or operate include:

      o STEAMBOAT 1 AND 1A GEOTHERMAL POWER PLANTS. Our 95%-owned subsidiary, Steamboat Envirosystems, LLC, owns Steamboat 1 and 1A, two geothermal power plants in Steamboat Hills, Nevada. Steamboat 1 and 1A produce a combined eight megawatts of electric power which is sold under two power purchase agreements with Sierra Pacific Power Company.

      o STEAMBOAT 2 AND 3 GEOTHERMAL POWER PLANTS. As previously announced, we reached agreement in principle with Far West Capital, Inc. to acquire the Steamboat 2 and 3 geothermal power plants. The original letter of intent has expired but the parties are continuing to work together to put a final agreement in place. The plants, which produce an aggregate of 40 megawatts of power, generate approximately $12 million in annual sales under a long term contract for sale of power to Sierra Pacific Power Corp.

      o PLYMOUTH STATE COLLEGE, NEW HAMPSHIRE. In 1994, we acquired a 50% interest in Plymouth Cogeneration Limited Partnership which owns and operates a cogeneration plant producing 2.5 megawatts of electricity and 25 million BTUs of heat at Plymouth State College, in Plymouth, New Hampshire. The Plymouth facility provides 100% of the electrical and heating requirements for the campus, which is a part of the University of New Hampshire system, under a 20-year contract. The State of New Hampshire is conducting a study to determine the feasibility of expanding the existing facility to distribute electric power to two other state college campuses.

      o LEHI COGENERATION PROJECT, UTAH. In January 1994, we purchased a 50% equity interest in Lehi Independent Power Associates, which owns a cogeneration facility in Lehi, Utah. The Lehi facility has been dormant since 1990, and we, together with our partners, have been exploring alternatives to initiate operations at the Lehi facility.

      o RENO ENERGY DISTRICT HEATING PROJECT. We have an 89.6% interest in USE Geothermal, LLC, which provided a loan in the approximate amount of $1.6 million to Reno Energy LLC. The loan is convertible into a 50% equity interest in Reno Energy for no additional consideration. The proceeds of the loan are to be used to provide engineering, design and financial services in connection with a facility which will use geothermally-heated fresh water for space heating and cooling, as well as for process heating, for nearby developments, including an industrial park in South Meadows, Nevada. The Reno facility is still in the planning and development stage. We believe that when completed, the Reno facility will be the largest geothermal district heating facility in the United States. The Reno facility is scheduled to begin operations in 2001.

ENVIRONMENTAL DIVISION

      Our acquisition of American Enviro-Services, Inc. in August 1997 marked our expansion into the environmental services field. American Enviro-Services is a primary supplier of a broad range of environmental services in the mid-western United States, including:

      o  environmental assessments,

      o  oil and waste recycling;

      o  emergency response, and

      o  environmental remediation.

      We currently have contracts with over 1,100 companies for the recovery, hauling and recycling of industrial waste oil and water. We also contract with local, state and federal governmental agencies and commercial businesses for the cleanup and remediation of oil spills and leaks, Phase I, II and III environmental assessments, emergency environmental response services, remediation and other environmental and environmental-related services. At its facilities in Newburgh, Indiana, American Enviro-Services converts otherwise hazardous substances into environmentally and ecologically sound fuel and cleans polluted soil and water. American Enviro-Services has also developed a system for recovery and reprocessing of oil from spills on inland waterways. We expanded our environmental division in January 1998 when we acquired Commonwealth Petroleum Recycling, Inc., a waste oil recycling company located in Shelbyville, Kentucky.

      A large portion of the operations of our environmental division consists of environmental remediation, clean-up and monitoring. Examples of the projects currently in progress are the following:

      o We continue to work on a three-year contract with the Warrick County Commission to oversee and manage the closure and monitoring of the solid waste landfill, along with all substations, in the County of Warrick, Indiana. The contract, which commenced in March 1998, requires that we close and monitor the landfill, build a transfer station, and expand and redesign the substations and the recycling facility for the County.

      o We have expanded our services to provide emergency response on inland waterways. These services have been approved by the United States Coast Guard. The waterway response system includes 2,000 feet of containment booms, a pontoon recovery system, a drum skimmer and a 19 foot support boat, in addition to the on-shore recovery and handling equipment. All recovered fluid is transported to the American Enviro-Services treatment and recycling facilities.

      o Our emergency response division has expanded and maintains fully trained and equipped personnel, including emergency medical technicians, to perform permitted confined space entry and confined space rescue. A confined space has limited or restricted means for entry or exit, and includes tanks, vessels, silos, storage bins, hoppers, vaults and pits. OSHA guidelines specify that such rescuers must be adequately equipped and trained to respond effectively to rescue calls. In our operational areas we are the only company that meets these requirements.

      While separate from our energy operations, the environmental division serves several complementary needs, including environmental consultation and the recovery and recycling of waste motor oils which potentially can be used to fuel our power plants and those of third parties. We plan to use the services of our environmental division in our energy operations and to expand this area of our business through internal growth and acquisitions.

                                  THE OFFERING

Common stock offered by U.S. Energy..................     3,565,000 shares of common stock.  The shares will be
                                                          issued upon the exercise of redeemable common stock
                                                          purchase warrants which are outstanding and entitle the
                                                          holder to purchase one share of common stock for $4.00.
                                                          See "Description of  Securities."

Common stock to be outstanding after the offering....     8,929,124 shares (1)

Use of proceeds......................................     For working capital and other general corporate purposes.

Nasdaq SmallCap Market symbol........................     Common stock: USEY
                                                          Warrants:     USEYW

-------------------------------------------
(1) Based on the number of shares outstanding as of January 28, 2000 and includes 7,600 shares of common stock held in treasury.

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

      The following table summarizes our statement of operations and balance sheet. See our financial statements and the notes to those statements included elsewhere in this prospectus.

                                                   NINE MONTHS ENDED OCTOBER 31,            YEAR ENDED JANUARY 31,
                                                   -----------------------------        ----------------------------
                                                       1999              1998              1999              1998
                                                   ----------         ----------        ---------          ---------
                                                             (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
Revenue.................................               $3,241            $3,020            $4,195             $2,233
                                                    ---------         ---------         ---------          ---------
Operating and administrative expenses:
   Operating expenses...................                2,053             1,565             2,266              1,127
   Administrative expenses..............                1,445             1,484             1,992              1,613
   Depreciation and amortization........                  429               371               499                260
   Interest (income) expense............                 (104)             (121)             (158)              (136)
   Other................................                   85                57               118                121
                                                    ---------         ---------         ---------          ---------
Loss before litigation settlement and
   extraordinary items..................                 (667)             (336)             (522)              (752)
Litigation settlement costs.............                1,138                47                47                326
                                                    ---------         ---------         ---------          ---------
Loss before extraordinary items.........               (1,805)             (383)             (569)            (1,078)
Extraordinary gain on restructuring of
   liabilities..........................                   69                --                --                 36
Dividends on preferred stock............                 (179)             (123)             (174)                --
                                                    ---------         ---------         ---------          ---------
Loss applicable to common stockholders..
                                                       (1,915)             (506)             (743)            (1,042)
                                                    =========         =========         =========          =========
(Loss) per share of common stock --
   basic and diluted....................                (.37)             (.10)             (.14)              (.22)
                                                    =========         =========         =========          =========
Shares used in computing net income per
   share of common stock................            5,154,141         5,160,605         5,158,005          4,654,555
                                                    =========         =========         =========          =========




The following table is a summary of our balance sheet as of January 31, 1999 on an actual basis and as of October 31, 1999 on an actual basis and on an as adjusted basis to reflect the conversion of the warrants and issuance of common stock offered by this prospectus. See "Use of Proceeds" and "Capitalization."

                                                           OCTOBER 31, 1999                   JANUARY 31, 1999
                                                    -----------------------------             ----------------
                                                      ACTUAL          AS ADJUSTED                  ACTUAL
                                                    ---------        ------------             ----------------
                                                            (UNAUDITED)
BALANCE SHEET DATA:
Current assets..........................               $1,358              $15,518                 $2,090
Investment in joint venture.............                1,378                1,378                  1,442
Loan receivable.........................                1,990                1,990                  1,883
Property, plant and equipment, net......                5,859                5,859                  5,832
Total assets............................               13,713               27,873                 14,171
Current liabilities.....................                1,636                1,636                  1,306
Convertible subordinated secured
   debentures...........................                  366                  366                    875
Long-term liabilities...................                1,403                1,403                    453
Minority interest in subsidiaries.......                  540                  540                    524
Working capital.........................                 (278)              13,882                    784
Stockholders' equity....................                9,768               23,928                 11,013



                                  RISK FACTORS

      You should carefully consider the following risks, together with the other information contained in this prospectus, before making an investment decision. We may also face some non-material risks which we have not discussed in the following description of our risk factors. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected and the trading price of our common stock could decline.

RISKS RELATED TO OUR COMPANY:

WE HAVE HAD A HISTORY OF LOSSES SUBSTANTIALLY THROUGHOUT OUR EXISTENCE.

         We have a history of losses. Recent net losses before extraordinary items, litigation settlement costs and preferred stock dividends are as follows:

         For the year ended January 31, 1998........................ $767,000
         For the year ended January 31, 1999........................ $562,000
         For the nine months ended October 31, 1999................. $667,000

         To date, the Lehi facility has not been operational and Reno Energy is still in development. We believe that there may eventually be revenue, positive cash flow and profits from Lehi and Reno Energy, but there can be no assurances that this will occur. Although the Plymouth cogeneration plant has not provided profits, such profits are expected to begin in the year 2001.

WE HAVE LIMITED AVAILABLE CAPITAL, AND WE MAY NEED ADDITIONAL FINANCING IN THE FUTURE.

         While we believe that our current and anticipated cash flow from operations will be sufficient to meet our anticipated cash requirements for the next twelve months, there is no assurance in this regard. Unless we generate cash flows from operations to fund our working capital needs, we will be required to obtain additional equity or debt financing to continue to operate our business. If we should require additional capital, there can be no assurance that this capital will be available to us, or if available, that it would be on terms acceptable to us. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. Any inability by us to obtain additional financing, if required, will have a material adverse effect on our operations, including the possible cessation of operations.

         We anticipate that some projects, if undertaken, will require us to raise additional capital and there can be no assurance that capital will be available on terms acceptable to us. If additional financing is not available on acceptable terms, we may have to cancel, decline or defer new projects.

WE MAY FACE SUBSTANTIAL IMPEDIMENTS TO COMPLETING FUTURE ACQUISITIONS.

         Our future growth strategy depends on our ability to identify and acquire appropriate companies or power facilities in our existing lines of business and companies operating in related lines of business, to integrate the acquired operations effectively and to increase our market share. A number of our competitors are better known companies with significantly greater financial resources. We cannot assure you that we will be able to identify viable acquisition candidates, that any identified candidates will be acquired, that acquired companies or power facilities will be effectively integrated to realize expected efficiencies and economies of scale, or that any acquisitions will prove to be profitable. Acquisition of companies or power facilities requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisitions may further increase our capital requirements. In the event that acquisition candidates are not identifiable or acquisitions are prohibitively costly, we may be forced to alter our future growth strategy. As we continue to pursue our acquisition strategy in the future, our stock price, financial condition and results of operations may fluctuate significantly from period to period.

         There may be liabilities which we fail or are unable to discover in the course of performing due diligence investigations on each company or business we seek to acquire, including liabilities arising from non-compliance with federal, state or local environmental laws by prior owners, and for which we, as a successor owner, may be responsible. We generally seek to minimize our exposure to these liabilities by obtaining indemnification from each former owner, which may be supported by deferring payment of a portion of the purchase price. However, we cannot assure you that those indemnifications, even if obtainable, enforceable and collectible, will be sufficient in amount, scope or duration to fully offset the possible liabilities arising from the acquisitions.

WE RELY HEAVILY ON OUR EXECUTIVE MANAGEMENT.

         We rely heavily upon our executive officers and key employees, particularly our President and Chief Executive Officer, Lawrence I. Schneider, who assumed this position at the sudden unexpected death of our former President and Chief Executive Officer, Richard H. Nelson, on January 24, 2000. We are also dependent on Howard Nevins, our Executive Vice President, who heads our environmental division. The loss of either of these persons could have a detrimental effect on us.

ALTHOUGH WE HAVE INSURANCE, IT MAY NOT COVER EVERY POTENTIAL RISK ASSOCIATED WITH OUT OPERATIONS.

         Although we maintain insurance of various types to cover many of the risks that apply to our operations, including $2,000,000 of general liability insurance as well as separate insurance for each project and separate insurance for the operations of American Enviro-Services, our planned insurance will not cover every potential risk associated with our operations. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on our financial condition and results of operations. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates it considers reasonable.

WE HAVE A SIGNIFICANT NUMBER OF OPTIONS AND OTHER CONVERTIBLE SECURITIES OUTSTANDING WHICH WILL HAVE A DILUTIVE EFFECT ON YOU BY DECREASING YOUR PERCENTAGE OWNERSHIP OF OUR COMPANY.

         We have outstanding options and other convertible securities which provide for the issuance of an aggregate of 8,133,020 shares of common stock. For additional information, see "Description of Securities." These exercise and conversion of these options and convertible securities, and the issuances of common stock, will have a dilutive effect on our stockholders by decreasing their percentage ownership in the company. Moreover, the holders of these securities would be most likely to exercise or convert the securities at a time when we could obtain capital by a new offering of securities on terms more favorable than those provided by these securities. Consequently, the terms on which we could obtain additional capital may be adversely affected.

THERE ARE MANY SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE WHICH MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

         The possibility that substantial amounts of our common stock may be issued or freely resold in the public market may adversely affect prevailing market prices for our common stock , even if our business is doing well. Based on the number of our outstanding shares of common stock at January 28, 2000, we will have 8,929,124 shares outstanding upon the completion of this offering, including 7,600 shares of common stock held in treasury. We will have an additional 8,133,020 shares reserved for issuance upon the conversion or exercise of our outstanding convertible securities, options or warrants. The market price of our common stock could drop significantly if the holders of these securities sell the underlying shares of common stock or if the market perceives that they are intending to sell them. For a more detailed description, see "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY.

         Provisions of our certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

WE DO NOT INTEND TO PAY DIVIDENDS.

         We have never declared or paid dividends on our common stock and currently do not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors.

OUR DIRECTORS HAVE LIMITED LIABILITY.

         Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be liable to the corporation or its stockholders for expenses incurred in derivative or third party actions arising from a breach of their fiduciary duty as directors, except in some limited circumstances. Accordingly, except in those circumstances, our directors will not be liable to us or our stockholders for breach of their duty.

RISKS RELATED TO OUR ENERGY BUSINESS:

THE ENERGY BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

         In addition to competition from electric utilities in the markets where our projects are located, our energy division also faces competition from approximately 150 companies currently involved in the cogeneration and independent power market throughout the United States. Some of these companies are larger and better financed than we are. Although we believe that we will be entering segments of the marketplace where we will not face extensive competition, we cannot assure you that we will be able to enter these markets or that there will not be competition in such markets. The entire industry also may face competition from existing investor-owned utility companies and may be adversely affected by the prices charged by those companies for conventional energy sources, which, in turn, are affected by inflation and availability of fossil fuel.

WE OPERATE IN AN EMERGING INDUSTRY AND HAVE LIMITED MARKETING CAPABILITIES.

         Although the cogeneration and independent power plant industries have been in existence for a number of years, they are still in their development stages. As is typically the case in an emerging industry, levels of demand and market acceptance for products and services are highly uncertain. We began developing new power projects in November 1993, but have not yet commenced significant marketing activities and currently have limited power marketing experiences as well as limited financial, personnel and other resources to undertake extensive marketing activities.

WE MAY EXPERIENCE PROJECT DEVELOPMENT RISKS.

         Our ability to develop new projects, including the Reno Energy project, is dependent on a number of other factors outside our control, including obtaining power agreements, governmental permits and approvals, fuel supply and transportation agreements, electrical transmission agreements, site agreements and construction contracts. We cannot assure you that we will be successful in obtaining these agreements, permits and appraisals. In particular, the Reno Energy project is still in the planning and development stage and there are no contracts with end users nor have we obtained the required governmental approvals. Project development involves significant environmental, engineering and construction risks. Further, projects which are successfully developed may still face risks inherent in start-up businesses, including lack of market acceptance.

OUR BUSINESS OF OWNING AND OPERATING POWER PLANTS INVOLVES CONSIDERABLE RISKS.

         The operation of power generation facilities involves many risks, including the breakdown or failure of power generation equipment, transmission lines or other equipment or processes and performance below expected levels of output or efficiency. Although the facilities in which we are or will be involved contain some redundancies and back-up mechanisms, we cannot assure you that those redundancies or back-up mechanisms would allow the affected facility to perform under applicable power agreements.

         The development and operation of geothermal energy resources involve risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon the heat content of the extractable fluids, the geology of the reservoir, the total amount of recoverable reserves, and operational factors relating to the extraction of fluids, including operating expenses, energy price levels, and capital expenditure requirements relating primarily to the drilling of new wells. In connection with the development of a project, we estimate the productivity of the geothermal resource and the expected decline in that productivity. The productivity of a geothermal resource may decline more than we anticipate, resulting in insufficient recoverable reserves being available for sustained generation of the electrical power capacity desired.

WE MAY LOSE OUR STATUS AS A QUALIFYING FACILITY.

         Under present federal law, we are not and will not be regulated as a holding company under the Public Utility Holding Company Act of 1935 ("PUHCA") as long as each power plant in which we have an interest is a qualifying facility under the Public Utility Regulatory Policies Act of 1978 ("PURPA"). A qualifying facility that is a cogeneration facility must produce not only electricity but also thermal energy for use in an industrial or commercial process or heating or cooling applications in specified proportions to the facility's total energy output and must meet specified energy efficiency standards. Under PURPA, a regulated public electric utility company must purchase electricity at its avoided cost from an independent power plant which has qualifying facility status. Qualifying facility status is granted to independent power plants which use fossil fuel in a manner which allows for recovery and use of a specified percentage of otherwise rejected heat thereby achieving a higher degree of fuel efficiency. Qualifying facility status is also granted to independent power plants which use renewable energy sources, including geothermal, hydro, solar, wind, and waste products, without regard to heat recovery. An independent power plant using fossil fuel, which loses its ability to use recovered heat, could fall below the efficiency standards and thereby lose its qualifying facility status. The regulated public electric utility company, which may have been required to purchase electricity from the independent power plant, could thereafter refuse to purchase that electricity. Independent power plants which have qualifying facility status, and which are not fossil fuel driven, are not required to meet efficiency standards regarding qualifying facility status.

WE MAY BE UNABLE TO ACQUIRE OR RENEW THE NUMEROUS PERMITS AND APPROVALS REQUIRED TO OPERATE POWER FACILITIES.

         The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While we believe that we are in substantial compliance with all applicable rules and regulations and that the projects in which we are involved have the requisite approvals for existing operations and are operated as required by applicable laws, our operations and our projects require compliance with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new or existing laws and regulations which would have a materially adverse affect would not be adopted or revised, nor can there be any assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures for permitting and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

WE MAY FAIL TO COMPLY WITH ENVIRONMENTAL LAWS WHICH COULD RESULT IN SUBSTANTIAL REMEDIATION COSTS.

         As is the case in all power projects, strict environmental regulations established by federal, state and local authorities involving air and other emissions must be met. While we take every precaution to ensure that applicable regulations are met and we do not undertake projects which do not or cannot meet these regulations, we cannot assure you that we are in continual compliance with all applicable regulations. Should a condition occur in which emissions standards at a specific project fall below allowable standards, there could be costs involved in remediating that conditions. Additionally, as with all industrial sites, there are standards for the safe handling of fuels and chemicals which must be met. Again, we take every precaution to insure the standards are met. However, exigencies may occur -- a fuel spillage for example -- which would require remediation with attendant costs.

SOME OF OUR FACILITIES ARE LOCATED IN EARTHQUAKE PRONE AREAS.

         Areas in which we have acquired geothermal projects experience frequent low-level seismic disturbances, and more significant seismic disturbances are possible. While our power generation facilities are built to withstand relatively significant levels of seismic disturbance, and we believe we will be able to maintain adequate insurance protection, we cannot assure you that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that our insurance will continue to be available on commercially reasonable terms.

RISKS RELATED TO OUR ENVIRONMENTAL BUSINESS:

OUR ENVIRONMENTAL DIVISION MUST COMPLY WITH A VARIETY OF LAWS AND REGULATIONS. CHANGES IN THESE REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         Our environmental operations must comply with federal, state, territorial, provincial and local requirements which regulate health, safety, environment, zoning and land-use. Operating and other permits are generally required for transfer and storage facilities, some collection vehicles, storage tanks and other facilities owned or operated by us, and these permits can be revoked or modified and must be renewed. Although we believe that our facilities meet federal, state and local requirements in all material respects, we may be required to expend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable regulatory requirements, including new regulations, and to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase our capacity. In addition, environmental regulatory changes could cause us to spend additional funds for corrective action for past and current operations at our facilities. These factors could increase substantially our operating costs and impair our investment in our facilities. These regulations are administered by the United States Environmental Protection Agency and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor and by the provincial environmental ministries in Canada. The requirements are enforceable by injunctions and fines or penalties, including criminal penalties.

         We believe that each of our facilities has all necessary operating permits and that each permit will be renewed at the end of its existing term. However, the issuance or renewal of any permit could include conditions requiring further capital expenditures or corrective actions. Although we also believe that each of our operating facilities complies in all material respects with the applicable governmental requirements, it may be necessary to expend considerable time, effort and money to keep existing or acquired facilities in compliance with applicable requirements, including new regulations, to maintain existing permits and approvals and to obtain the permits and approvals necessary to increase their capacity.

         The United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") imposes liability for natural resources damages and the cleanup of sites from which there is a release or threatened release of a hazardous substance into the environment on, among others, the current and former owners and operators of the sites. Hundreds of substances are defined as "hazardous" under CERCLA and the release to the environment of these substances, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting this kind of cleanup can be significant. Even with our efforts to comply with applicable regulations and to avoid any unregulated release of hazardous substances to the environment, releases of these substances may occur as a result of our operations or those of our predecessors. Given the substantial costs involved in a CERCLA cleanup and the difficulty of obtaining insurance for environmental impairment liability, this liability could have a material impact on our business, financial condition and future prospects.

THE ENVIRONMENTAL BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD ADVERSELY AFFECT US.

         The industrial waste industry is highly competitive. Our environmental division competes with local, regional and national companies of varying sizes, as well as counties and municipalities that maintain their own waste collection and disposal operations.
The key competitive factors within the industrial waste industry include:

         o  the breadth of services offered;

         o  the price, quality and reliability of service; and

         o  the technical proficiency in handling waste properly.

         Knowledgeable customers are sensitive to the reputation and financial strength of the companies they use to collect, treat, recycle and dispose of their industrial waste primarily because customers, as the original generator of the waste, remain liable under federal and state environmental laws for improper disposal of waste. We cannot predict whether future competitive conditions will have a material effect on our business, financial condition or future prospects.

OUR ENVIRONMENTAL BUSINESS IS CYCLICAL AND DOWNTURNS IN THE BUSINESS CYCLE COULD ADVERSELY AFFECT US.

         The industrial waste and environmental response industries are cyclical. Industrial waste is dependent upon a stream of waste from industries which are cyclical. If those cyclical industries slow significantly, the business that we receive from those industries is likely to slow and our business would slow as a result. Also, our business is somewhat seasonal because less waste is received in winter months due to difficult working conditions.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such statements are indicated by words or phrases such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about our company and our industry and involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors more fully described in "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to our company or persons action on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                                 USE OF PROCEEDS

         In the event all of the warrants are exercised, we will receive approximately $14,160,000, after payment of estimated expenses of this offering. We intend to use the proceeds for working capital and other general corporate purposes. You should note, however, that the number of warrants exercised will depend on several factors beyond our control, including the market price of our common stock. Therefore, we cannot estimate with reasonable accuracy the number of warrants which may be exercised or the amount of proceeds which we will receive.


                                 DIVIDEND POLICY

         We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.


                           PRICE RANGE OF COMMON STOCK

         Our common stock is listed on the Nasdaq SmallCap Market under the symbol USEY. The table below lists, for the periods indicated, the high and low sales prices for the common stock as reported by the Nasdaq SmallCap Market.


                                                     SALES PRICE
                                                     ------------
                                                     HIGH    LOW
                                                     -----  -----

FISCAL YEAR ENDED JANUARY 31, 1998:
     First Quarter ...........................     $ 5.63  $ 3.63
     Second Quarter ..........................       4.94    3.50
     Third Quarter ...........................       3.88    2.75
     Fourth Quarter ..........................       3.31    1.75

FISCAL YEAR ENDED JANUARY 31, 1999:
     First Quarter ...........................     $ 2.25  $ 1.81
     Second Quarter ..........................       2.50    1.00
     Third Quarter ...........................       1.50    0.75
     Fourth Quarter ..........................       3.31    1.00

FISCAL YEAR ENDED JANUARY 31, 2000:
     First Quarter ...........................     $ 2.94  $ 2.00
     Second Quarter ..........................       3.50    2.44
     Third Quarter ...........................       2.94    1.88
     Fourth Quarter (through January 26, 2000)       5.69    2.13

         The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On January 26, 2000, the last sale price of the common stock as reported on the Nasdaq SmallCap Market was $5.00. At January 26, 2000, there were 564 holders of record of our common stock, although we believe that the number of beneficial holders is substantially greater.

                                 CAPITALIZATION

         The following table shows our capitalization as of October 31, 1999:

         o  on an actual basis, and

         o on an as-adjusted basis after giving effect to the exercise of the warrants and issuances of 3,565,000 shares of common stock underlying the warrants at an exercise price of $4.00 per share.

You should carefully read "Management's Discussion and Analysis of Financial Condition and Plan of Operation" and the financial statements and notes to those statements included elsewhere in this prospectus.

                                                                                     OCTOBER 31, 1999
                                                                                ---------------------------
                                                                                                PRO FORMA AS
                                                                                  ACTUAL           ADJUSTED
                                                                                -----------     -----------
Current portion of long-term debt ..........................................   $    412,000    $    412,000
Long-term debt, less current portion .......................................      1,769,000       1,769,000
                                                                               ------------    ------------
                                                                                  2,181,000       2,181,000
Stockholders' equity:
   Preferred stock, $0.01 par value, 10,000,000 shares authorized; Series A, cumulative, convertible, issued and outstanding - 277,778
     shares ................................................................   $      3,000    $      3,000
     Series B, cumulative, convertible, issued and outstanding - 509
     shares ................................................................           --              --
   Common stock, $0.01 par value, 50,000,000 shares authorized; issued and outstanding, 5,160,605 shares; to be issued and outstanding,
     8,725,605 shares ......................................................         51,000          87,000
   Treasury stock, 7,600 shares of common stock at cost ....................        (15,000)        (15,000)
   Additional paid-in capital ..............................................     17,970,000      32,094,000
   Accumulated (deficit) ...................................................     (8,241,000)     (8,241,000)
                                                                               ------------    ------------
Total stockholders' equity .................................................      9,768,000      23,928,000
                                                                               ------------    ------------
Total capitalization .......................................................   $ 11,949,000    $ 26,109,000
                                                                               ============    ============


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                              AND PLAN OF OPERATION

GENERAL

         Our fiscal year ended January 31, 1999 constituted the first full year of operations to include the environmental division units in Indiana and Kentucky.

         We carry our investments in the Lehi and Plymouth subsidiaries on the equity method. The revenues and expenses of Lehi and Plymouth are not consolidated in our statement of operations but are reflected as equity in the gains or losses of the joint ventures. Condensed financial information on the Lehi and Plymouth joint ventures may be found in the notes to the financial statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED OCTOBER 31, 1999 AND 1998

         Revenues for the nine month periods were as follows:

                                              NINE MONTHS ENDED OCTOBER 31,
                                              -----------------------------
                                                   1999              1998
                                              ------------     ------------
Energy division..........................   $     899,000      $   1,311,000
Environmental division...................       2,342,000          1,709,000
                                            -------------      -------------
                                            $   3,241,000      $   3,020,000
                                            =============      =============



         Revenues from our energy division decreased by approximately $412,000 or 31% in the nine months ended October 31, 1999 as compared to the prior period, which resulted from a change in the rate basis. During 1998, our Steamboat 1A facility was still under a contractual long term fixed rate schedule which provided higher rates than the current contractual rate schedule which uses fluctuating open market rates. In addition, the change from fixed rates to market rates was during the colder months which are typically the months of lowest revenue as the open market rates paid for electricity are the lowest of the year. Revenues from our environmental division increased by 37% in the nine months ended October 31, 1999, or approximately $633,000, as compared to the prior period, as a result of expanded operations and new contracts in water treatment and oil recycling.

         Operating expenses, costs directly related to the production of revenues, were as follows:

                                            NINE MONTHS ENDED OCTOBER 31,
                                            -----------------------------
                                               1999                1998
                                            -----------     -------------
Energy division........................ $     527,000       $     482,000
Environmental division.................     1,526,000           1,083,000
                                        -------------       -------------
                                        $   2,053,000       $   1,565,000
                                        =============       =============


         Comparing the October 31, 1999 period to the comparable 1998 period, operating expenses for our energy division increased 9%, or approximately $45,000. Necessary equipment repairs made during the first six months of the year in 1999 primarily accounted for the increase. In line with our environmental division's enlarged business operations and increased revenue, operating expenses increased 41%, or approximately $443,000.

         Depreciation charges previously reported as part of 1998 operating expenses in our environmental division have been reclassified to the depreciation line in the statement of operations.

         Administrative expenses in the nine month periods were $1,445,000 for the nine months ended October 31, 1999 as compared to $1,484,000 for the nine months ended October 31, 1998. Material elements of administrative expenses for the comparative periods were as follows:

                                            NINE MONTHS ENDED OCTOBER 31,
                                            -----------------------------
                                               1999                1998
                                            -----------      ------------
Salaries and consulting.................  $   607,000        $     551,000
Steamboat royalties.....................      121,000              184,000
Legal and professional..................      198,000              198,000
Insurance...............................      123,000              114,000
Corporate expenses......................      138,000              166,000
State income taxes......................       27,000                7,000
Other...................................      231,000              264,000
                                          -----------        -------------
                                          $ 1,445,000        $   1,484,000
                                          ===========        =============

         In September 1999 we reached an agreement in connection with litigation in which we have been involved, and, as a consequence, operating results for the nine months ended October 31, 1999 reflect a charge of $1,138,000.

         Depreciation expense, which includes amortization of goodwill, increased to $429,000 in the nine month period ending October 31, 1999 compared to $371,000 in the same period of 1998 due to increased investment in depreciable and amortizable assets.

         Losses from our joint ventures, Lehi Independent Power Associates, L.C. and Plymouth Cogeneration Limited Partnership, are detailed as follows:

                                             NINE MONTHS ENDED OCTOBER 31,
                                             -----------------------------
                                                1999               1998
                                             ----------       ------------
Lehi...............................     $      44,000         $      33,000
Plymouth...........................            25,000                24,000
                                        -------------         -------------
                                        $      69,000         $      57,000
                                        =============         =============


         Our net loss for the nine month period ended October 31, 1999 was $1,736,000 as compared to a net loss of $383,000 for the same period a year earlier. The nine month 1999 increase of $1,353,000 was primarily a result of the non-operational one-time charge of $1,138,000 for the costs related to settlement of the litigation relating to a financing transaction in 1996 which was never consummated. See "--Legal Proceedings" below for additional information.

         The net loss in the nine months ended October 31, 1999 also reflects an extraordinary gain of $69,000 from the exchange of a portion of our Convertible Subordinated Debentures for Series B Convertible Preferred Stock.

         Dividends paid on preferred stock for the nine months of 1999 totaled $179,000 compared to $123,000 in the like period of the previous year. The increase was due to the issuance of additional shares of Series A Preferred Stock in June 1999 and the issuance of shares of Series B Preferred Stock in March 1999.

     YEAR ENDED JANUARY 31, 1999 AND 1998

         Revenues for our 1998 fiscal year, which ended on January 31, 1999, increased by $1,962,000 or 88% over the revenues for the 1997 fiscal year, which ended on January 31, 1998, principally as a result of a full year of operations of our environmental division which generated $2,419,000 in revenue in the fiscal 1998 year compared to $713,000 in the 1997 fiscal year. Revenues of our energy division increased from $1,520,000 in the 1997 fiscal year to $1,776,000 in fiscal 1998 mainly due to our successful efforts to obtain increased rates for the output of the Steamboat 1 plant. On July 20, 1998 Sierra agreed to a stipulation to pay market rates for power produced by our geothermal plants. Rates paid for Steamboat 1 power until that point were below market. Steamboat 1A rates had been contractually set until December 1998, at which point they also changed to market rates, which in this case were the lower winter season rates.

         Costs and expenses in the year ended January 31, 1999 increased $1,478,000 or 44% over the year ended January 31, 1998 principally as a result of the inclusion of our environmental division for the full year in fiscal 1998. The expenses for the Steamboat facilities and our environmental division (AES and Commonwealth) in fiscal 1998 were as follows:

                                                 STEAMBOAT            AES AND
                                                 FACILITIES        COMMONWEALTH
                                                 ----------        -------------
Operating expenses...........................      $637,000          $1,629,000
Administrative expenses......................       365,000             432,000
Depreciation and amortization................       157,000             319,000


         Operating expenses, which are the costs directly relating to revenues, totaled $2,266,000 for the 1998 fiscal year as compared to $1,127,000 for fiscal 1997. The Steamboat facilities generated operating expenses of $637,000 for the 1998 fiscal year as compared to $674,000 for the previous year. Operating expenses for the 12 months of fiscal 1998 for AES and Commonwealth totaled $1,629,000 compared to $453,000 for fiscal 1997, which was for the period from the dates of their acquisitions in August 1997 and December 1997 to January 31, 1998. The AES operating expenses include development costs associated with the new marine emergency response system, which were expensed as incurred. This system has not yet generated revenue.

         Administrative expenses totaled $1,992,000 in the 1998 fiscal year compared to $1,613,000 in the 1997 fiscal year. Major items included in these totals are:

                                                                                  FISCAL 1998     FISCAL 1997
                                                                                  -----------     -----------
Payroll costs and consulting fees...........................................       $   721,000     $   643,000
Legal and professional fees (not connected with litigation).................           215,000         191,000
Royalty expenses (Steamboat)................................................           247,000         214,000
Corporate expenses..........................................................           204,000         128,000
Insurance costs.............................................................           157,000         146,000
Rent and utilities..........................................................           110,000          82,000
Other.......................................................................           338,000         209,000
                                                                                   -----------     -----------
Total.......................................................................       $ 1,992,000     $ 1,613,000
                                                                                   ===========     ===========

         The increase in corporate expenses was due to greater activity in pursuing our plans for expansion. Other increases were due primarily to the inclusion of our environmental division for a full 12 months in fiscal 1998 as against a shorter period in fiscal 1997.

         Litigation costs dropped from $326,000 in fiscal 1997 to $47,000 in fiscal 1998 because the fiscal 1997 total included costs associated with settlement of some legal actions, whereas the fiscal 1998 costs arose only from the single action still pending. See "Legal Proceedings" for additional information.

         Depreciation and amortization expenses increased from $260,000 in fiscal 1997 to $499,000 in fiscal 1998 primarily due to the inclusion of our environmental division for a full 12 months in the later year.

         Interest income increased to $299,000 in fiscal 1998 from $265,000 in fiscal 1997. The increase in interest expense from $129,000 in fiscal 1997 to $141,000 in fiscal 1998, was due primarily to the fact that our environmental division loan was outstanding for the full year in Fiscal 1998.

         As of January 31, 1997, we had pre-reorganization income taxes and payroll taxes payable amounting to $383,000. During fiscal 1997, we settled these payables for a total amount of $347,000. As a result, we recognized a gain of $36,000 in that year.

         Our net loss before dividends on the Series A Preferred Stock, decreased by 45% to $569,000 in fiscal 1998, as compared to $1,042,000 in the previous year. Primarily as a result of this reduction in net loss, cash used in operating activities was $490,000 in fiscal 1998 as compared to $904,000 in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

         At October 31, 1999, cash totaled approximately $195,000 as compared to $776,000 at January 31, 1999. The $581,000 decrease in cash, along with $91,000 from financing activities, was used to fund $211,000 of operating activities and $461,000 of investing activities.

         During the first nine months of 1999, we used $211,000 in operating activities compared with $564,000 used in operating activities in the same period last year. During the 1999 period accounts payable and accrued expenses increased by $109,000. In the 1998 period accounts payable and accrued expenses were reduced by $532,000, of which the payment of accrued royalties of $374,000 was the single largest item. In the current six month period accounts payable and accrued expenses for the litigation settlement amounted to $1,123,000. There was no similar provision in the 1998 period.

         We used $461,000 in investing activities in the first nine months of 1999 compared to $763,000 in the like period of 1998. Loans to Reno Energy decreased to $109,000 from $164,000 and repayments of such loans increased to $158,000 from $74,000. Costs of new equipment, primarily for the environmental division, totaled $348,000 in the first six months of 1999 compared to $351,000 in the 1998 period. Costs incurred in connection with pending acquisitions were $162,000 in the 1999 period compared to $295,000 in the same period in 1998.

         Cash provided by financing activities in the first nine months of 1999 was a net of $91,000, with $234,000 having been provided by the sale of additional Series A Convertible Preferred Stock to ESI. In the first nine months of 1999, we repurchased 5,000 shares of our common stock for $12,000. During the same period, $99,000 was applied to payment of long term debt. Dividends on preferred stock were $179,000 in the current year. In the first nine months of 1998 financing activities provided cash of $2,096,000 primarily from the sale of the Series A Convertible Preferred Stock to ESI in a private placement.

         During September 1999, we entered into an agreement for the settlement of litigation. The $900,000 settlement payment is due in November 2000, and bears an interest rate of 9%. At July 31, 1999 we recorded a charge of $1,138,000 which includes the settlement cost and related legal expenses.

         During October 1999, we extended certain outstanding warrants for the purchase of common stock by one year to October 31, 2000, resulting in a charge of $15,000.

         As of October 31, 1999, we had $366,000 in aggregate principal amount of our 9% convertible debentures outstanding. For more information, see "Description of Securities."

         As of October 31, 1999, we had $300,000 outstanding under a line of credit with Old National Bank in Evansville, Indiana. Such credit line bears interest at 9% per annum.

         Our working capital was a negative $278,000 at October 31, 1999 compared to $784,000 at January 31, 1999.

         However, during the next twelve months we anticipate positive cash flows from both the energy and environmental divisions sufficient to meet working capital needs. In addition, we expect significant proceeds from the exercise of outstanding warrants and options to acquire shares of common stock and shares of Series A Convertible Preferred Stock.

IMPACT OF INFLATION

         Our contracts include adjustments for changes in inflation indices. The impact of inflation on Company earnings and cash flows is expected to be minimal.

YEAR 2000 COMPUTER ISSUE

         The "Year 2000 Issue" is the result of computer programs that were written using two digits rather than four to define the applicable year. If our computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions, inability to interchange information with connecting railroads or engage in similar normal business activities.

         To date, our Year 2000-related expenses have been insignificant and we have not experienced any immediate adverse impact on our operations from the transition to the Year 2000. However, we cannot assure you that our operations have not been affected in a manner that is not yet apparent or in a manner that will arise in the future, or that we will not incur additional Year 2000 expenses. In addition, some computer programs that were date sensitive to the Year 2000 may not have been programmed to process the Year 2000 as a leap year, and negative effects from this remain unknown. As a result, we will continue to monitor our Year 2000 compliance and the Year 2000 compliance of our suppliers and customers. However, we do not anticipate any Year 2000 problems that are reasonably likely to have a material adverse effect on our operations.






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                                    BUSINESS

OUR COMPANY

         We are composed of two separate but interrelated divisions: (1) the energy division, which develops, owns and operates cogeneration and independent energy facilities, and (2) our environmental division, which furnishes environmental consulting and remediation services, recovers and recycles used motor and industrial oil, and processes waste water.

ENERGY DIVISION

         Our energy division engages in the independent power plant, or IPP, industry as a project developer, owner and operator. IPPs produce electricity for sale to either direct end users or to regulated public electric utility companies. Generally, IPPs emerged as a result of federal and state laws created to eliminate the monopoly previously held by regulated electric companies over the production and sale of electric power.

         We believe that the power production industry is in the midst of a twofold change. The first is the movement towards increased competition, thereby producing savings to the consumer. The second is the effort to produce power with fewer harmful effects on the environment.

         To increase competition, in April 1996, the Federal Energy Regulatory Commission ordered all regulated electric companies to open their transmission lines to IPPs, thus allowing the wholesale purchase of power by regulated electric companies from distant independent producers. This process is known as wholesale wheeling and generally allows regulated electric companies to purchase electricity from IPPs more cheaply and efficiently than they might be able to produce electricity on their own. Often, these savings can be passed on to the end users. While federal regulation does not mandate that the transmission lines be opened for sale of power by IPPs directly to retail end users, many states have adopted these regulations, and others are expected to adopt them in the near future. This process is known as retail wheeling, which is similar in concept to competition among long distance telephone service providers.

         We believe that efforts to produce power through methods which create less pollution than traditional fossil fuel-burning engines and boilers, and which conserve the earth's depleting non-renewable energy sources by using less fuel, are becoming increasingly important issues. One method of producing power through environmentally-friendlier means is cogeneration. Cogeneration is the production of two or more energy forms, typically electricity and heat, simultaneously from the same fuel source. While producing electricity in a cogenerating system, heat that is otherwise wasted is recovered from the exhaust and/or engine coolants. This recovered heat can be used to replace heat which would otherwise be generated by conventional furnaces and boilers.

         Environmentally-friendly power production is also achieved by using renewable fuel sources, which include geothermal, wind, solar, hydro, and waste products, including waste oil, waste wood and other biomass, or landfill gas. Our December 1996 acquisition of the two operating geothermal power plants known as Steamboat 1 and 1A, in Steamboat Hills, Nevada, provided our initial entry into this area of "green" power production. The further acquisition of Steamboats 2 and 3, as discussed below, will enhance this position.

         Geothermal power is considered to be one of the most environmentally-sound methods of producing electricity due to the fact that (1) there are virtually no atmospheric emissions or pollutants in the process, (2) the water is constantly returned to the earth thereby avoiding depletion of the underground aquifer water table, and (3) the heat source is the earth's natural magma layer rather than the conversion of a depletable fossil fuel. Geothermal power can be produced only where specific geological formations exist.

         We expect to explore further uses of geothermal resources to produce energy through the development of our Reno Energy Geothermal Heating District project in Reno, Nevada. Reno Energy will use geothermal steam to heat fresh water in a contained loop which will be used for space heating and cooling in the Reno, Nevada area. In its initial phase, which will be completed in 2001, Reno Energy will pump geothermally-heated hot water to an industrial park located in South Meadows, Nevada, and to the Damonte Ranch commercial development, also located in South Meadows, Nevada. These facilities are located within a three mile radius of Reno, Nevada, and comprise approximately 40 million square feet of indoor heating and cooling requirements. We believe that Reno Energy, which is scheduled for completion in 2002, will be one of the largest district heating facilities in the United States.



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ENVIRONMENTAL DIVISION

         Our acquisition of American Enviro-Services, Inc. in August 1997 marked our expansion into the environmental services field. While separate from our energy operations, our environmental division serves several of our complementary needs, including environmental consultation and the recovery and recycling of waste motor oils. Additionally, we are exploring the possibility of selling waste motor oils, which can be used as fuel in some of our power plants and third-party power plants. We plan both to use the synergistic services of our environmental division in our energy operations and to expand this area of our business through internal growth and acquisitions. We believe that the environmental services field is an industry with growth potential, and one in which we can create a profitable market niche. We expect that AES will be the nucleus for our growth in this area.

         AES, from its beginnings as a waste oil recycler, has become a supplier of a broad range of environmental services in the mid-western United States, including environmental assessments, emergency response and environmental remediation. AES currently contracts with over 1,100 companies for the recovery, hauling and recycling of industrial waste oil and water. AES also contracts with local, state and federal governmental agencies and commercial businesses for the cleanup and remediation of oil spills and leaks, Phase I, II and III environmental assessments, environmental emergency response services, and other environmental and environmental-related services. At its facilities in Newburgh, Indiana, AES converts otherwise hazardous substances into environmentally and ecologically sound fuel and cleans polluted soil and water. AES has also developed a system for recovery and reprocessing of oil from spills on inland waterways.

         We expanded our environmental division in January 1998, when we acquired Commonwealth Petroleum Recycling, Inc., a waste oil recycling company located in Shelbyville, Kentucky. We believe that the acquisition of Commonwealth gives our environmental division a base in northern Kentucky, and strengthens its market and operating position in the greater Indiana-Kentucky area.

OPERATIONS

     ENERGY DIVISION

         STEAMBOAT 1 AND 1A GEOTHERMAL POWER PLANTS. Our 95%-owned subsidiary, Steamboat Envirosystems, LLC, owns two geothermal power plants in Steamboat Hills, Nevada: Steamboat 1 and 1A. The remaining 5% of Steamboat LLC is owned by Far West Capital, from which we purchased the Steamboat facilities. Steamboat 1 and 1A produce electricity through a binary system in which hot water from the earth's sub-strata magma is circulated in one closed loop, which heats inert gas in another closed loop. The heated gas is compressed and is used to drive the turbines which generate electricity. The geothermal water used in this process is reinjected into the earth to be re-heated.

         Under our agreement with Far West, we receive the first $1.8 million of annual net income of Steamboat LLC, 45% of net income over $1.8 million until December 2001, and 95% of annual net income over $1.8 million thereafter. The Steamboat facilities must make royalty payments for steam extraction rights and royalty payments equivalent to 30% of the net revenue of Steamboat 1 after limited deductions.

         Steamboat 1 was built in 1986 and Steamboat 1A was built in 1988. Each was built by Far West and are managed by SB Geo, Inc., a company in which the principals of Far West own a majority equity interest. We have contracted with SB Geo for its continued management services at prices which may not exceed charges for similar services which could be obtained from other sources.



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



         Steamboat 1 and 1A produce a combined eight megawatts of electric power which is sold under two power purchase agreements with Sierra Pacific Power Company. The agreements required price adjustments at the end of the first ten years of operation to a rate equal to the cost to Sierra's to produce one more kilowatt of power than it was currently producing, termed the "prevailing short term avoided cost." Ten years of operation for Steamboat 1 ended in December 1996, and the ten years for Steamboat 1A ended in December 1998. At each adjustment time, Sierra's short-term avoided cost was substantially lower than the rate then being paid.

         Together with the Nevada Geothermal Industry Council, an industry association comprised of several geothermal producers in Nevada, we filed an intervention with the Nevada Public Utilities Commission on hearings to determine the rates Sierra should pay for the purchase of electricity. We argued that the revenue we were receiving for Steamboat 1 power could be increased significantly either through adjustments in the rate from Sierra or, alternatively, selling our power outside of Sierra's territory under existing wheeling laws, with the consent of Sierra. On July 20, 1998, Sierra signed a stipulation committing to the use of market rates under the power purchase agreements. Market rates vary seasonally, but we believe that the annual average is more favorable to us than the filed tariff short term rates Sierra had been paying. This effectively raised the rates being paid for Steamboat 1 power as of July 1998 and for Steamboat 1A power as of December 1998 above Sierra's short-term avoided costs.

         Under the terms of the stipulation, we have presented a claim for $210,000 to Sierra for underpayments from December 1996 to July 1998, that arose from calculations at lower-than-market rates during that period. This claim is currently being negotiated, but there is no assurance that we will be successful in these efforts.

         STEAMBOAT 2 AND 3 GEOTHERMAL POWER PLANTS. As previously announced, we reached agreement in principle with Far West Capital, Inc. to acquire Far West's wholly owned subsidiary, Steamboat Development Corp., which owns the Steamboat 2 and 3 geothermal power plants and rights to the 600 acres of underlying geothermal resource fields. Steamboat 2 and 3 produce an aggregate of 40 megawatts of power. The original letter of intent has expired but the parties are continuing to negotiate towards definitive documentation and the completion of the transaction. The plants, which are adjacent to the smaller Steamboat 1 and 1A power plants, were financed by General Electric Capital Corporation and produce approximately $12 million in annual sales under a long term contract for sale of power to Sierra Pacific Power Corp.

         PLYMOUTH STATE COLLEGE, NEW HAMPSHIRE. In 1994, we, through our wholly-owned subsidiary, Plymouth Envirosystems, Inc., acquired a 50% interest in Plymouth Cogeneration Limited Partnership ("Plymouth Cogeneration") which owns and operates a cogeneration plant producing 2.5 megawatts of electricity and 25 million BTUs of heat at Plymouth State College, in Plymouth, New Hampshire. The Plymouth Facility provides 100% of the electrical and heating requirements for the campus, which is a part of the University of New Hampshire system, under a 20-year contract expiring in 2014. The project, which cost $5.9 million to construct, consists of a combination of diesel engine-generators, heat recovery and supplemental boilers, and the complete civil works tying all campus buildings into a single heating loop. The project was financed through $5.1 million in State of New Hampshire tax exempt revenue bonds and $700,000 in equity before our acquisition of our interest. We paid a total of $636,000 in cash and 11,400 shares of our common stock in 1994 for our 50% interest.

         Our partners in Plymouth Cogeneration are Central Hudson Enterprises Corporation, a wholly owned subsidiary of Central Hudson Gas & Electric Corporation of New York, and Independent Energy Corporation, a division of Equitable Resources, Inc. The project was completed in November 1994 and put into full commercial service in January 1995. IEC Plymouth, Inc., a wholly-owned subsidiary of IEC, runs the day-to-day operations of the Plymouth Facility and the management decisions are made by a committee which is composed of our representatives, IEC and Central Hudson. The State of New Hampshire is conducting a study to determine the feasibility of expanding the existing facility to wheel electric power to two other state college campuses.

         LEHI COGENERATION PROJECT, UTAH. In January 1994, we, through our wholly-owned subsidiary, Lehi Envirosystems, Inc. ("Lehi"), purchased a 50% equity interest in Lehi Independent Power Associates ("LIPA"), which owns a cogeneration facility in Lehi, Utah and the underlying real estate, hardware and permits to operate the Lehi facility. The Lehi facility has been dormant since 1990, and we, together with our partners, have been exploring alternatives by which the Lehi facility can begin operating.



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         The Lehi facility originally had three engine generators capable of producing in the aggregate 17 megawatts of electrical output. One unit, which would have required extensive and costly repairs, was sold in December 1995. The two remaining units, totaling 10 megawatts, are capable of being placed in operation if a satisfactory purchase agreement for their output can be obtained. However, we have determined that we would obtain better results if these engines were replaced with combined cycle gas turbines of larger output and substantially greater efficiency. We are negotiating a joint venture with third parties to pursue these plans, however, we cannot assure you that an agreement with respect to such joint venture will be reached, or if reached, that the anticipated benefits will be realized.

         Under Title V of the Clean Air Act, which became effective in 1995, the Lehi facility must have an air quality permit from the Utah Division of Air Quality. It is expected that the one remaining filing for this air quality permit application will be completed by the mid-2000. Once the application has been completed, the Utah Division of Air Quality customarily takes 90 to 120 days to issue the permit. We know of no reason why the air quality permit would not be issued. LIPA would not replace the generators until the air quality permit is secured and power purchase contracts can be arranged for the output of the plant. We believe that the industrial and population growth in the Lehi area will create a large future market for power. In addition, the wheeling rules make it possible for us to market the power to areas outside the immediate Lehi area.

         RENO ENERGY DISTRICT HEATING PROJECT. We have an 89.6% interest in USE Geothermal, LLC ("USE Geo"), which has loaned Reno Energy $1.6 million for use in providing engineering, design and financial services. The services will be provided in connection with a facility which will use geothermally-heated fresh water for space heating and cooling, as well as for process heating, for nearby developments, including an industrial park in South Meadows, Nevada. The Reno Facility is still in the planning and development stage. The Nevada Public Utilities Commission issued its Compliance Order approval for the Reno Facility in November 1997, and the Washoe County Planning Commission issued its Special Use Permit for the Reno Facility in December 1997.

         The loan is evidenced by a convertible note which matures on April 10, 2027. The note accrues interest at a rate of 12% per annum while the Reno Facility is being developed. However, the interest will be waived if USE Geo exercises its option to convert the note into an equity interest in Reno Energy, or if Reno Energy pays all "operating period interest" in a timely manner. "Operating period interest" is the interest to be paid after the Reno facility has commenced commercial operations. At that time, Reno Energy will be required to pay interest on the note based on a percentage , which is currently 50%, of
(1) Reno Energy's net cash flow from operations and (2) net cash proceeds from specified capital transactions, after payment of distributions to members of Reno Energy. USE Geo may convert the note for no additional consideration into a 50% equity interest in Reno Energy at any time before the note matures. The equity percentage will be adjusted proportionately in the event of additional funding of Reno Energy by USE Geo or Reno Energy's members before the exercise of the option to convert. The note is secured by a first lien on all of the assets of Reno Energy and is personally guaranteed by Reno Energy's members. Such personal guarantees are, in turn, secured by a first lien and pledge of the respective guarantors' membership interest in Reno Energy.

         Final payment has been received on the $300,000 loan made by us to Reno Energy in December 1996 to fund pre-development expenses associated with the Reno project. Furthermore, the $275,000 loan made by us to Geo Energy, LLC, in December 1997 to fund site property acquisition has been repaid.

         The industrial park currently being developed in close proximity to the Reno facility is located on a 1,200 acre parcel and is expected to be developed within the next four to seven years. We anticipate that the park, which will contain commercial and industrial facilities, will create demand for space heating and cooling, as well as process heating. It is expected that all the buildings in the park, totaling approximately 30 million square feet of floor space, will be connected to the geothermal grid to meet their heating and cooling needs. In addition to the commercial park, the Reno Facility may provide heat for other developments in the area totaling an additional 10 million square feet.

         We currently expect that the Reno facility will have a pipeline with supply and return lines that would loop through the nearby industrial park. A binary hot water system with fresh water circulating through the loop will be used to minimize concerns associated with the direct use of geothermal brine, including scale build-up in the pipes, corrosion of pipes and equipment, and possible pollution of the ground in case of a spill. Fresh water will be heated in heat exchangers at the site where geothermal brine is extracted and reinjected. The heat thus provided may be sold at a discount from the cost of producing an equivalent amount of heat from conventional natural gas furnaces.



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         We estimate that the construction, procurement and other costs associated with the commencement of operations of the Reno facility will be approximately $40 million. Such amount is expected to be financed through industrial revenue bonds or other conventional financing means. There is no assurance, however, that this financing can be obtained.

     ENVIRONMENTAL DIVISION

         In August 1997, we acquired AES and entered the environmental services field. AES specializes in the recycling of used motor and industrial oils, waste water treatment, environmental counseling, remediation services and Phase I, II and III environmental assessments. AES also provides 24-hour emergency response services throughout the mid-western United States. On January 5, 1998, we acquired the assets of Commonwealth, which is currently operating as a division of AES.

         ENVIRONMENTAL REMEDIATION. A large portion of the operations of our environmental division consists of environmental remediation, clean-up and monitoring. Examples of the projects currently in progress are the following:

         o AES is continuing to work on a three-year contract with the Warrick County Commission to oversee and manage the closure and monitoring of the solid waste landfill, along with all substations, in the County of Warrick, Indiana. The contract, which commenced in March 1998, requires that AES close and monitor the landfill, build a transfer station, and expand and redesign the substations and the recycling facility for the County.

         o AES has expanded its services to provide emergency response on inland waterways. These services have been approved by the United States Coast Guard. The waterway response system includes 2,000 feet of containment booms, a pontoon recovery system, a drum skimmer and a 19 foot support boat, in addition to the on-shore recovery and handling equipment. We transport all recovered fluid to the AES treatment and recycling facilities.

         OIL AND WASTE RECOVERY AND RECYCLING. Our environmental division conducts oil and water recovery for approximately 1,100 clients, which include service stations, garages, factories and other facilities that collect used motor and industrial oil and oily or contaminated water. Between its two facilities in Indiana and Kentucky, AES has eight pump trucks and four tractor trailers to recover and haul these fluids back to its facilities for recycling or treatment. Oil is typically cleaned using heat and chemical processes which separate the elements and allow AES to remove metal deposits and other contaminants. AES then stores recycled oil in its aboveground tanks and sells it to industrial users. Contaminated water is also hauled to the AES facility. It is then chemically treated to remove harmful contaminants and is disposed of in the municipal sewer. AES' clients typically pay AES to remove and treat their oily and contaminated water, which is otherwise difficult and costly to discard.

         EMERGENCY RESPONSE. AES conducts emergency response operations throughout the Indiana-Kentucky-Illinois area. Such operations include response to automobile, truck and waterway accidents which involve spilled fuel or other hazardous substances, and emergency underground tank spills or rescue operations. AES contracts with several local fire departments and emergency response technician teams, as well as insurance companies and trucking companies to handle these types of emergency situations. Our emergency response division has expanded and maintains fully trained and equipped personnel, including emergency medical technicians, to perform permitted confined space entry and confined space rescue. A confined space has limited or restricted means for entry or exit, and includes tanks, vessels, silos, storage bins, hoppers, vaults and pits. OSHA guidelines specify that such rescuers must be adequately equipped and trained to respond effectively to rescue calls. In our operational area we are the only company that meets these requirements. In addition, this division has embarked upon training its personnel in railcar response and cleanup.



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COMPETITION

     ENERGY DIVISION

         There are approximately 150 companies nationwide currently involved in the IPP industry, which is basically divided into three areas, based upon size or physical placement of facility:

         o  large power plants, which produce over 50 megawatts of power;

         o small to medium-sized power plants, which produce 3 to 50 megawatts of power; and

         o inside-the-fence plants, which can be of varying sizes but usually under 50 megawatts, are plants which provide power for specific buildings or developments only.

         Many of the large plants are owned and operated by subsidiaries of regulated electric companies and large industrial companies which have established these subsidiaries to participate in the IPP industry. Approximately 18 of the 25 largest independent power companies are owned and operated in this manner. The operations of most of these companies are geared to power plants in the over 50 megawatt size range due to the need to make significant investments to achieve returns large enough to have an impact on a public utility's or industrial company's operating results. Some of these companies have been highly successful in the development of these large plants. Under federal law, however, utility subsidiaries may not own more than 50% of non-regulated (i.e., IPP) projects. Subsidiaries of large industrial companies and other non-utility companies have no similar restrictions. Additionally, under federal law, a new category of independent power producer has been created known as exempt wholesale generators ("EWGs"). EWGs have no ownership limitations nor do they have requirements with regard to useful thermal output or fuel efficiency and operating efficiency criteria. To receive qualification as an EWG, the owner need only demonstrate that the entire output of the facility is sold exclusively in the wholesale market. EWGs are prohibited from making retail sales and therefore cannot be developed for inside-the-fence projects.

         In the category of small to medium-sized IPPs, the majority of the developers are either subsidiaries of other non-utility industrial companies, small privately owned partnerships, or energy funds established to invest in IPP projects. Inside-the-fence plants are generally owned and operated by the end user, although a number of the plants are built, owned and operated for the end user by third parties.

     ENVIRONMENTAL DIVISION

         Our environmental division competes with several local and national companies in the areas of environmental services and oil and water recovery. Many of these companies are better capitalized than we are and have longer operating histories and larger client basis. Such companies include Safety-Kleen, Corp., and First Recovery, Inc., a subsidiary of Ashland Oil Company. Locally, in the Indiana-Kentucky-Illinois area, our environmental division competes with Koester Corporation, which conducts environmental services in both Indiana and elsewhere throughout the United States.

EMPLOYEES

         At January 25, 2000, we employed approximately 35 full- and part-time personnel. We consider our relations with our employees to be satisfactory.

GOVERNMENT REGULATION

     ENERGY DIVISION

         Under present federal law, we are not and will not be regulated as a holding company under the Public Utility Holding Company Act ("PUHCA") as long as each power plant in which we have an interest is a qualifying facility, or a "QF," as the term is defined under the Public Utility Regulatory Policy Act, or meets the criteria for another exemption. In order to be a QF, a facility must be not more than 50% owned by an electric utility or electric utility holding company. A QF that is a cogeneration facility must produce not only electricity


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




but also useful thermal energy for use in an industrial or commercial process or heating or cooling applications in specified proportions to the facility's total energy output and must meet specified energy efficiency standards. Therefore, loss of a thermal energy customer could jeopardize a cogeneration facility's QF status. If one of the power plants in which we have an interest were to lose its QF status and not receive another PUHCA exemption, the project subsidiary or partnership could become a public utility company, which could subject us to various federal, state and local laws, including rate regulation. In addition, loss of QF status could allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project. This could trigger defaults under provisions of the applicable project contracts and financing agreements. There can be no assurance that if a power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid, the costs incurred in connection with the project could be recovered through sales to other purchasers.

         A geothermal plant will be a QF if it meets PURPA's ownership requirements and other standards. Each of Steamboat 1 and Steamboat 1A meet the ownership requirements and standards and is, therefore, a QF. However, QF status does not exempt an IPP from state utility law regulation in those states where the sale of electricity directly to an industrial or commercial customer is regulated as a retail sale. Most states currently do not regulate the sale of electricity from a QF to an inside-the-fence customer.

         The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. With the exception of an air operating permit for the Lehi Facility, we believe that we are in substantial compliance with all applicable rules and regulations and that the projects in which we are involved have the requisite approvals for existing operations and are operated as required by applicable laws. However, our operations and our projects must at all times comply with a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that new or existing laws and regulations which would have a materially adverse affect will not be adopted or revised, nor can there be any assurance that we will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures for permitting and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition.

     ENVIRONMENTAL DIVISION

         Governmental regulations applicable to our environmental division govern, among other things:

         o the handling of the substances we collect which are classified as hazardous or special wastes;

         o the operation of the facilities at which we store or process the substances we collect; and

         o the ultimate disposal of waste generated by us during processing of the substances we collect.

An increase in governmental requirements for the treatment of any particular material generally increases the value of our services to its customers, but may also increase our costs and risks of noncompliance.

         Federal and state environmental agencies require various permits for our recycling and oil and water processing facilities. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify or deny issuance or renewal of these permits. Zoning, land use and siting restrictions also apply to these facilities. Regulations also govern the disposal of residual wastes, operating procedures, stormwater and wastewater discharges, fire protection, worker and community right-to-know and emergency response plans. Water pollution regulations govern some of the operations at our facilities. Safety standards under the Occupational Safety and Health Act in the United States and similar laws are also applicable.



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         Federal Department of Transportation regulations also apply to our operation of vehicles to transport the substances we collect, including licensing requirements for the vehicles and the drivers, vehicle safety requirements, vehicle weight limitations, shipment manifesting and vehicle placarding requirements. Governmental authorities have the power to enforce compliance and violators may face civil and criminal penalties. Private individuals may also have the right to sue to enforce compliance with some of the governmental requirements.

         The services of our environmental division involve the collection, transportation, storage, processing, recycling and disposal of automotive and industrial nonhazardous materials. We are also involved in the transportation and disposal of hazardous materials. In addition to being regulated as solid wastes, many of these materials are further regulated as hazardous wastes. Accordingly, we must comply with federal and state regulations governing solid wastes and transportation of hazardous wastes. The Resource Conservation and Recovery Act of 1976 established a national program which classified various substances as hazardous wastes, established requirements for storage, treatment and disposal of hazardous wastes, and imposed requirements for facilities used to store, treat or dispose of these wastes. RCRA was amended in 1984 by the Hazardous and Solid Waste Amendments which expanded the scope of RCRA to include businesses which generate smaller quantities of waste materials, expanded the substances classified as hazardous wastes by RCRA and prohibited direct disposal of those wastes in landfills, thereby, in effect, requiring that the wastes be recycled, treated, or destroyed. Hazardous and solid waste regulations impose requirements which must be met by facilities used to store, treat and dispose of these wastes.

         In September 1992, the United States Environmental Protection Agency finalized regulations that govern the management of used oils. Although used oil is not classified as a hazardous waste under federal law, some states do regulate used oil as hazardous. AES operates its used oil facilities to standards similar to those required for hazardous waste facilities, and believes that its oil management standards are more protective of human health and the environment than current federal standards.

         The Comprehensive Environmental Response, Compensation and Liability Act of 1980 was originally enacted in December 1980, and amended in 1986 by the Superfund Amendments and Reauthorization Act. CERCLA creates a fund of monies which can be used by the EPA and state governments to clean up hazardous waste sites pending recovery of those costs from defined categories of "potentially responsible parties." Most EPA cleanup efforts are at sites listed or proposed for listing on the National Priorities List. Various states have also enacted statutes which contain provisions substantially similar to CERCLA. Generators and transporters of hazardous substances, as well as past and present owners and operators of sites where there has been a release of hazardous substances are strictly, jointly and severally liable for the clean-up costs resulting from releases and threatened releases of CERCLA-regulated hazardous substances. Under CERCLA, these responsible parties can be ordered to perform a clean-up, can be sued for costs associated with private party or public agency clean-up, or can voluntarily settle with the government concerning their liability for clean-up costs.

         Our environmental division has an internal staff of engineers, geologists, licensed water treatment plant operators, chemists and other environmental and safety professionals whose responsibility is to continuously improve the procedures and practices to be followed by us to comply with various federal, state and local laws and regulations involving the protection of the environment and worker health and safety and to monitor compliance.

DESCRIPTION OF PROPERTY

         Steamboat 1 and 1A are owned by our 95%-owned subsidiary, Steamboat LLC, and are located on a geothermal field in Steamboat Hills, Nevada. Steamboat 1 and 1A own buildings and improvements, generators, motors, switchgear and controls, production and injection wells and associated piping.

         The Plymouth facility is owned by Plymouth Cogeneration, a Delaware partnership, of which we own 50%. Plymouth Cogeneration owns all the plant and equipment associated with the cogeneration project including the diesel engines, generators, three auxiliary boilers, switchgear, controls and piping. The New Hampshire state university system has two contracts with Plymouth Cogeneration: a 20-year lease on the equipment expiring in 2014 and a 20-year management contract expiring in 2014. Both contracts have escalation clauses.

         The Lehi facility is owned by LIPA, a Utah limited liability company, of which we own 50%. The property includes two acres of land in Lehi, Utah, and all buildings, engine/generators, ancillary generating equipment, heat recovery equipment, switchgear and controls, storage tanks, spare parts, tools and permits. All costs associated with LIPA and the operation of the Lehi facility, and all income which might be derived from sales of electric power, is divided pro-rata among us and the owners of the remaining 50% of LIPA.

         The AES facilities are located in Newburgh, Indiana and Shelbyville, Kentucky. The Newburgh facility is on a five and one-half acre property, and the Shelbyville facility is on a two acre property. Both facilities include buildings, processing equipment, storage tanks, controls and related piping, and are considered in satisfactory condition. There are mortgages on the buildings that totaled $277,000 at October 31, 1999.

         Our headquarters are in 3,000 square feet under a lease expiring in October 2005 in a commercial office building in West Palm Beach, Florida. We also lease from SB GEO regional offices in Reno, Nevada, on the site of the Steamboat facilities. We have has no separate lease agreement for the Reno office space, but rental fees are included in the fees we pay to SB GEO for the operation and management of the Steamboat facilities. All our properties are in good condition and management believes that they are adequately covered by insurance.

LEGAL PROCEEDINGS

         In September 1999, we settled our suit in the United States District Court for the Southern District of New York against Enviro Partners, L.P. et al and Energy Management Corporation. In 1997, Enviro Partners, L.P. and Energy Management Corporation filed a counter suit against us for damages amounting to $6 million based on breach of contract claims in connection with a 1996 financing transaction that was never consummated. In September 1999 the parties filed notice of an agreement in principle settling the action with the court, and we recorded a charge on our books at July 31, 1999 in the amount of $1,138,000, which included the settlement amount of $900,000 and related legal costs. The agreement was executed effective September 1, 1999. In spite of the fact that we believed that our position in the case would have prevailed, management concluded that the substantial additional costs associated with a trial, combined with the extensive consumption of management time and the uncertainty of outcome of a jury proceeding, made a settlement the prudent course of action.

         We are engaged from time to time in other legal proceedings, which at this time, would not have a material effect on our business if decided against us.

                                   MANAGEMENT

         Mr. Richard Nelson, who had been President and Chief Executive Officer since November 1993, died suddenly on January 24, 2000. Mr. Lawrence I. Schneider was elected to and has assumed the duties of interim President and Chief Executive Officer.

         Our directors and executive officers are presently as follows:

                       NAME                            AGE                            POSITION
-----------------------------------------------       -----    --------------------------------------------------
Theodore Rosen.................................        74      Chairman of the Board of Directors
Lawrence I. Schneider..........................        63      President, Chief Executive Officer, Chairman of the
                                                                Executive Committee and Director
Howard A. Nevins...............................        44      Executive Vice President and Director
Henry Schneider................................        34      Vice President and Director
Seymour J. Beder...............................        73      Secretary, Treasurer and Chief Financial Officer
Richard T. Brandt II...........................        43      Director
Evan Evans.....................................        73      Director
Asher E. Fogel.................................        50      Director
Allen J. Rothman...............................        43      Director

         THEODORE ROSEN. Mr. Rosen has been Chairman of the Board of Directors since November 1993. Since June 1993, Mr. Rosen has been Managing Director of Burnham Securities. He was Senior Vice President of Oppenheimer & Co. from January 1991 to June 1993, and was Vice President of Smith Barney & Co. from 1989 to 1991. Mr. Rosen also currently serves as a director of Waterhouse Investors Cash Management Co., an investment management company engaged in management of money market mutual funds. Mr. Rosen holds a BA degree from St. Lawrence University and did graduate work at both Albany Law School and Columbia University School of Business.

         LAWRENCE I. SCHNEIDER. Mr. Schneider has served as President and Chief Executive Officer of our company since January 24, 2000 and has been a member of Board of Directors and Chairman of the Executive Committee since March 1998. Mr. Schneider is also the manager of Energy Systems Investors, LLC and has been associated with numerous corporations through the years, including Newpark Resources, Inc., a company involved with oil field environmental remediation, where he was Chairman of the Executive Committee. Mr. Schneider was also a partner in Sassower, Jacobs and Schneider, a member firm of the New York Stock Exchange. He holds his BS degree from New York University. Mr. Schneider is the father of Henry Schneider.

         HOWARD A. NEVINS. Mr. Nevins has been Executive Vice President of our environmental division and a Director of our company since August 1997. Mr. Nevins has wide ranging experience in the fields of mineral exploration, chemical operations and environmental compliance. In 1985, he founded Trey Explorations, Inc., a land exploration and development drilling company which presently operates 80 oil and gas wells in the Illinois Basin. In 1990, he co-founded Midwest Custom Chemicals, Inc., a manufacturer and international distributor of specialty chemicals used for oil and water demulsification, specializing in used oil recycling. In 1994, he co-founded both Quality Environmental Laboratories, Inc. and America Enviro-Services, Inc., the latter company which was acquired by the Company in August 1997. Mr. Nevins remains on the boards of Midwest Custom Chemicals and Quality Environmental Laboratories. Mr. Nevins is a Certified Professional Geologist, past president of the Indiana-Kentucky Geological Society, past Chairman of the Society of Petroleum Engineers (Illinois Basin) and is currently on the boards of both the Illinois Oil & Gas Association and the Independent Oil Producers. He is also on the Advisory Council of the Indiana Department of Natural Resources. Mr. Nevins received his BS degree in Geology from Western Michigan University in 1978.

         HENRY SCHNEIDER. Mr. Schneider, a member of Energy Systems Investors, LLC, was appointed Vice President for Development in March 1998 and was appointed a Director of our company in December 1998. From 1986 to 1988, Mr. Schneider was an associate at Drexel Burnham Lambert specializing in taxable institutional fixed income products and portfolio strategies. From 1989 to 1994, Mr. Schneider was an associate with S & S Investments and Wood Gundy, specializing in mergers, acquisitions and corporate restructuring. From 1994 to 1996, Mr. Schneider was a principal of Global Capital Resources, Inc., a private merchant bank. Since 1996, Mr. Schneider has been a private investor. He has been involved in arranging acquisitions and funding for the telecommunications, energy, apparel, airline, financial and garage industries. Mr. Schneider holds an Economics degree from Tufts University and a Master of Business Administration from Boston University. Mr. Schneider is the son of Lawrence I. Schneider.

         SEYMOUR J. BEDER. Mr. Beder has been our Secretary, Treasurer and Chief Financial Officer since November 1993. From 1970 through 1980 he was Chief Financial Officer for Lynnwear Corporation, a textile company, and from 1980 to September 1993, Mr. Beder was president of Executive Timeshare, Inc., a provider of executive consulting talent. Mr. Beder is a Certified Public Accountant, and a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Beder received his BA degree from City College of New York.

         RICHARD T. BRANDT II. Richard Brandt is the Chairman and Chief Executive Officer of Marathon Capital, LLC, a Chicago based, financing company specializing in the origination, processing and financing of non-conforming commercial loans and leases. Prior to founding Marathon in 1999, Mr. Brandt served as the Senior Vice President and General Manager of the Vendor Financial Services unit of Transamerica Distribution Finance. During his tenure at Transamerica, Mr. Brandt created a dedicated Energy Financing Group, which provided capital for energy equipment retrofit projects as well as various other small and medium energy related project financing situations. Prior to his employment with Transamerica in 1997, Mr. Brandt held senior positions in several other niche financing companies including, Prime Capital, Inc., Lessor Capital Services and Dana Commercial Credit. He holds an undergraduate degree in economics from Oberlin College and an MBA from The University of Chicago.

         EVAN EVANS. Mr. Evans has been a Director since August 1995. Since 1983 he has been chairman of Holvan Properties, Inc. ("Holvan"), a real estate developer, and was managing director of Easco Marine, Ltd. from 1983 to 1988. Also, from 1985 to 1986, Mr. Evans was general manager of Belgian Refining Corporation ("BRC"), under a contract between BRC and Holvan, and from 1992 to 1996, Mr. Evans was a director of BRC. From 1981 to 1983 he was vice president of Getty Trading and Transportation Company and president of its subsidiary, Getty Trading International, Inc. From 1970 to 1981 Mr. Evans was vice president and member of the board of directors of United Refining Corp ("URC"). Mr. Evans also currently serves as a director of Holvan, and since 1997 has been a director of URC Mr. Evans received his BS degree in Mathematics from St. Lawrence University and his BS in Civil Engineering from M.I.T.

         ASHER E. FOGEL. Mr. Fogel was appointed to the Board of Directors in December 1998. From 1985 to 1997, Mr. Fogel held senior positions at Citicorp in London and New York specializing in corporate finance, capital markets and investment advice and was a Managing Director of Citicorp Securities, Inc. For twelve years before joining Citicorp Mr. Fogel held a number of positions in Bank of America and Samuel Montagu & Co. In June 1997, Mr. Fogel founded Dovertower Capital, a merchant banking boutique providing corporate finance services in the United States and international markets. Mr. Fogel holds a BA in Economics and an MBA from Hebrew University.

         ALLEN J. ROTHMAN. Mr. Rothman has been a member of the Board of Directors since January 1997. Mr. Rothman is a partner with the law firm of Robinson, Brog, Leinwand, Greene, Genovese & Gluck P.C. in New York with whom he has been associated since January 1996. Mr. Rothman specializes in corporate, finance and real estate law. Prior to joining Robinson Brog, he was associated with several New York law firms. Mr. Rothman received his BA degree from Columbia University and his JD degree from Harvard University.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

         Our Certificate of Incorporation includes provisions which limit the liability of our directors. As permitted by applicable provisions of the Delaware General Corporation Law, directors will not be liable to us for monetary damages arising from a breach of their fiduciary duty as directors in some circumstances. This limitation does not affect liability for any breach of a director's duty to us or our stockholders (1) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (2) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to our best interests or those of our stockholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexpected pattern or inattention that amounts to an abdication of his or her duty to our company or our stockholders, or that show a reckless disregard for duty to our company or our stockholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to us or our stockholders, or (3) based on transactions between our company and our directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of Delaware law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

         Our Bylaws obligate us to indemnify our directors and officers to the full extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

         The following table shows the total compensation we paid during the fiscal years ended January 31, 1999, 1998 and 1997 to Richard Nelson, our former President and Chief Executive Officer, and during the fiscal year ended January 31, 1999 and 1998 to Mr. Nevins, our Executive Vice President. No other executives of our company received total compensation in excess of $100,000 during any of these years.

                           SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                             ----------------------------------------- ---------------------------
                                                 YEAR
                                                 ENDED                                           SECURITIES
                                              JANUARY 31,        SALARY         BONUS   UNDERLYING OPTIONS/SARS(#)
                                              ------------      ----------     ------   -------------------------
Richard H. Nelson.........................        1999          $162,500(1)      --                40,000
     Former President and Chief                   1998           150,000         --                50,000
     Executive Officer                            1997           150,000         --               100,000

Howard Nevins.............................        1999           100,000         --                40,000
     Executive Vice President                     1998            49,457(2)      --               100,000

-------------------------

(1) Mr. Nelson's annual base salary was increased from $150,000 to $165,000 on April 1, 1998.
(2) Mr. Nevins' employment contract with our company commenced as of August 23, 1997, and provides for an annual salary of $100,000.

         The following table sets forth information with respect to all options to purchase shares of our common stock granted to the named executive officers during the fiscal year ended January 31, 1999.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                PERCENT OF
                                                                  TOTAL
                                      NUMBER OF SECURITIES     OPTIONS/SARS
                                           UNDERLYING           GRANTED TO      EXERCISE OR
                                      OPTIONS/SARS OPTIONS     EMPLOYEES IN      BASE PRICE
                NAME                           (#)             FISCAL YEAR         ($/SH)       EXPIRATION DATE
---------------------------------     --------------------    -------------     ------------    ---------------
Richard H. Nelson................            40,000                13.45%          $2.50        August 26, 2008
Howard Nevins....................            40,000                13.45            2.50        August 26, 2008



TERMS OF OPTIONS

         Stock options to Messrs. Nelson and Nevins were granted in 1998 under our 1998 Executive Incentive Compensation Plan. All options granted in 1998 to Messrs. Nelson and Nevins, as well as to the other executive officers and directors, under the 1998 Plan are qualified, incentive stock options, expire 10 years from the date of grant, and were immediately exercisable upon the date of grant.

REPRICING OF STOCK OPTIONS

         On December 8, 1998, the Board of Directors unanimously approved a plan to reprice a total of 639,000 stock options held by some of our directors, executive officers and employees to $2.50 per share, a price equal to approximately 24% above the average high bid and ask price of our common stock as reported on the Nasdaq SmallCap Market on December 7, 1998. The Board's decision to reprice these options was based on the Board's unanimous belief that it would help retain and provide incentives for the option holders whose compensation is largely dependent on their option grants. We granted a majority of these options in 1996 and 1997, and other options were granted in 1995.

         The following table shows stock option exercises during the fiscal year ended January 31, 1999 by the named executive officers. In addition, this table describes the number of unexercised options and the value of unexercised in-the-money options at January 31, 1999.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND JANUARY 31, 1999 OPTION/SAR VALUE



                                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                                     OPTIONS/SARS AT             OPTIONS/SARS AT
                             SHARES ACQUIRED                       JANUARY 31, 1999(#)        JANUARY 31, 1999($)(1)
           NAME              ON EXERCISE(#)   VALUE REALIZED($)  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
           ----              --------------   -----------------  -------------------------   -------------------------
Richard H. Nelson.......            0                0                  190,000/0                 $42,188/0
Howard Nevins...........            0                0                  140,000/0                       0/0

-------------------------

(1) Represents the difference between market price of our common stock and the exercise price of the options at January 31, 1999. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of these options will be based on the market price of the common stock at the time of the exercise and thus are dependent upon future performance of the common stock.


COMPENSATION OF DIRECTORS

         Outside directors are compensated at an annual rate of $10,000 plus travel expenses, and must attend at least four meetings annually. Employee directors are not compensated for attendance at meetings of the Board, although some travel expenses relating to attending meetings are reimbursed. No additional compensation is given to committee members or participants in special projects.

EMPLOYMENT AGREEMENTS

         Mr. Rosen entered into an amended employment agreement with us on March 31, 1998, to serve as our Chairman of the Board of Directors until March 31, 2001, which term automatically extends for additional one-year periods beginning on the second anniversary of the agreement and on each anniversary thereafter. Mr. Rosen's agreement currently provides for an annual salary of $87,500, plus benefits. If Mr. Rosen is terminated without cause during the term of his employment, as defined in the agreement, or if Mr. Rosen resigns because his salary or benefits are decreased or he is demoted within three years after we experience a change in control, as defined in the employment agreement, he is entitled to severance pay equal to approximately three times his base salary. Under the terms of Mr. Rosen's employment agreement, he may not disclose any confidential information pertaining to our business nor compete with us during the term of his employment and for an additional two years thereafter.

         Mr. Nevins entered into an employment agreement with us on August 4, 1997, to serve as the Executive Vice President for a term of three years ending August 4, 2000. Mr. Nevins' contract provides for an annual salary of $100,000 plus benefits, and an initial grant of options to purchase 100,000 shares of our common stock at $2.50 per share. Provision is also made for incentive compensation in addition to the base salary and options. Under the terms of Mr. Nevins' employment agreement, Mr. Nevins agrees that he will not disclose any confidential information pertaining to our business nor compete with us during the term of his employment and for an additional two years thereafter, but in no event, earlier than August 4, 2002.

         The employment contract for Richard Nelson, our former Chief Executive Officer and President, provided that in case of death, his $165,000 salary would be paid to his survivor, and the health insurance covering his family would be continued, for a one year period. Such benefits will continue until January 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Lawrence I. Schneider is a manager and member of Energy Systems Investors, LLC, the entity which was granted an option to purchase up to 888,888 shares of our Series A Preferred Stock at our 1998 annual meeting of stockholders. Mr. Schneider is a member of our Board of Directors and chairman of its Executive Committee. Appointment to these positions was a condition of the Energy Systems Investors' initial purchase of 250,000 shares of our Series A Preferred Stock. Henry Schneider, our Vice President and a Director, is also a manager and a member of Energy Systems Investors. His appointment to the positions as Vice President and Director were made following, but not as a condition to, this financing.

         In addition, the Board of Directors agreed to pay Mr. Lawrence Schneider a fee of $275,000 for his substantial efforts in connection with the pending acquisition of Steamboat 2 and 3. Mr. Schneider received 187,234 shares of our restricted common stock in December 1999 in lieu of such cash payment and options to acquire 46,800 shares of common stock at an exercise price of $2.9375 per share.

         Howard Nevins, Executive Vice President and a Director, was the former President and Director of American Enviro-Services, Inc., an Indiana corporation with which we merged in August 1997. As part of this AES merger, Mr. Nevins received 240,000 shares of our common stock and options to purchase 100,000 shares of our common stock. Mr. Nevins was also appointed to our Board of Directors in connection with the merger.

         The law firm of Robinson, Brog, Leinwand, Green, Genovese & Gluck P.C., of which Allen J. Rothman, one of our directors, is a partner, provides us with legal services from time to time. For the fiscal year ended January 31, 1999, we paid such firm approximately $167,500 in legal fees and expenses.

         All transactions between us and our officers, directors, principal stockholders or other affiliates have been on terms no less favorable than those that are generally available from unaffiliated third parties. Any future affiliate transactions will be on terms no less favorable to us than could be obtained from an unaffiliated third party on an arm's-length basis and will be approved by a majority of our independent and disinterested directors.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of January 28, 2000, the number of shares of our common stock that were beneficially owned by the following:

         o  by each director,

         o  by each of our executive officers,

         o by those persons known to us to beneficially own 5% or more of the outstanding shares of our common stock, and

         o  by all of our directors and officers as a group.

         Beneficial ownership is determined as required by the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock that are issuable upon the conversion of convertible securities or exercise of options or warrants within 60 days of January 28, 2000 are deemed to be beneficially owned by the person holding the securities for the purpose of computing ownership of the person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Unless otherwise indicated, the address of each of the beneficial owners identified below is c/o U.S. Energy Systems, Inc., 515 North Flagler Drive, Suite 702, West Palm Beach, Florida 33401.

                                                                    AMOUNT AND NATURE OF
                        NAME AND ADDRESS                            BENEFICIAL OWNERSHIP      PERCENT OF CLASS
                        ----------------                            --------------------      ----------------
Theodore Rosen.................................................            396,457(1)                6.93%
Howard A. Nevins...............................................            431,000(2)                7.77%
Seymour J. Beder...............................................            155,917(3)                2.83%
Evan Evans.....................................................            142,500(4)                2.60%
Allen J. Rothman...............................................            166,000(5)                3.02%
Lawrence I. Schneider..........................................          1,461,745(6)               22.04%
Henry Schneider................................................          1,118,055(7)               17.28%
Asher Fogel....................................................             90,000(8)                1.66%
Richard T. Brandt II...........................................             20,000(9)                   *
Energy Systems Investors, LLC..................................          1,000,000(10)              15.73%
     450 Park Avenue
     Suite 1000
     New York, New York 10022
Cambridge Investments Limited..................................            360,000(11)               6.72%
     600 Montgomery Street
     27th Floor
     San Francisco, CA 94111
All officers and directors as a group (9 persons)..............          2,981,674                  38.36%

-------------------------

*    Indicates less than 1%.

(1) Includes 100,425 shares issuable upon exercise of options at an exercise price of $2.875 per share, 50,000 shares issuable upon exercise of options at an exercise price of $2.031 per share, 11,357 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, and 200,250 shares issuable upon exercise of options at an exercise price of $2.50 per share. Does not include 425 shares of common stock issuable upon the exercise of options exercisable in May 2000 at an exercise price of $2.875 per share.

(2) Includes 50,000 shares issuable upon exercise of options at an exercise price of $2.875 per share, and 140,000 shares issuable upon exercise of options at an exercise price of $2.50 per share.

(3) Includes 50,275 shares issuable upon exercise of options at an exercise price of $2.875 per share, 85,000 shares issuable upon exercise of options at an exercise price of $2.50 per share, and 15,000 shares issuable upon exercise of options at an exercise price of $2.031 per share. Does not include 275 shares of common stock issuable upon the exercise of options exercisable in May 2000 at an exercise price of $2.875 per share.

(4) Includes 50,000 shares issuable upon exercise of options at an exercise price of $2.875 per share, 81,250 shares issuable upon exercise of options at an exercise price of $2.50 per share, and 10,000 shares issuable upon exercise of options at an exercise price of $2.031 per share.

(5) Includes 75,000 shares issuable upon exercise of options at an exercise price of $2.875 per share, 80,000 shares issuable upon exercise of options at an exercise price of $2.50 per share, and 10,000 shares issuable upon exercise of options at an exercise price of $2.031 per share.

(6) Includes 100,000 shares issuable upon exercise of options at an exercise price of $2.875 per share, 40,000 shares issuable upon exercise of options at an exercise price of $2.50 per share, 23,400 shares issuable upon exercise of options at an exercise price of $2.9375 per share and 250,000 shares of Series A Preferred Stock, currently convertible into 1,000,000 shares of common stock, which is owned by Energy Systems Investors, LLC, and 27,778 shares of Series A Preferred Stock, currently convertible into 111,112 shares of common stock, which is owned by Mr. Schneider directly. Lawrence I. Schneider and Henry Schneider are members and managers of Energy Systems Investors, LLC; Rita Schneider is a member of Energy Systems Investors, LLC. Henry Schneider is the son of Lawrence Schneider. Does not include 23,400 shares of common stock issuable upon the exercise of options exercisable in May 2000 at an exercise price of $2.9375 per share.

(7) Includes 75,350 shares issuable upon exercise of options at an exercise price of $2.875 per share, and 40,000 shares issuable upon exercise of options at an exercise price of $2.50 per share and 250,000 shares of Series A Preferred Stock, currently convertible into 1,000,000 shares of common stock, which is owned by Energy Systems Investors, LLC. Henry Schneider and Lawrence Schneider are members and managers of Energy Systems Investors LLC. Henry Schneider is the son of Lawrence Schneider. Does not include 350 shares of common stock issuable upon the exercise of options exercisable in May 2000 at an exercise price of $2.875 per share.

(8) Includes 50,000 shares issuable upon exercise of options at an exercise price of $2.875 per share, and 40,000 shares issuable upon exercise of options at an exercise price of $2.50 per share.

(9) Consists of 20,000 shares issuable upon exercise of options at an exercise price of $2.25 per share. Does not include 20,000 shares issuable upon the exercise of options exercisable in April 2000.

(10) Comprised of 250,000 shares of Series A Preferred Stock, currently convertible into 1,000,000 shares of common stock. Lawrence I. Schneider and Henry Schneider are members and managers of Energy Systems Investors, LLC.

(11) Based on a Schedule 13-D sent to us in December 1996.

                           DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of January 28, 2000, we also had

         o 1,111,112 shares of common stock reserved for issuance upon conversion of our Series A Preferred Stock;

         o 140,414 shares of common stock reserved for issuance upon conversion of our Series B Preferred Stock;

         o 3,152,300 shares of common stock reserved for issuance upon exercise of options granted at exercise prices ranging from $2.00 to $8.00;

         o 3,565,000 shares of common stock reserved for issuance upon the exercise of the public warrants;

         o 45,750 shares of common stock reserved for issuance upon conversion of $366,000 of our 9% Convertible Debentures;

         o 3,444,444 shares of common stock reserved for issuance upon conversion of Series A Preferred Stock issuable upon the exercise of option to acquire 861,111 shares of our Series A Preferred Stock; and

         o 239,000 shares of common stock reserved for issuance upon conversion of private warrants at exercise prices of $4.00 and $5.00.

         The following is a summary of the terms of our outstanding securities. It is not a complete description and should be read with the provisions of our Certificate of Incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

         As of January 28, 2000, we have 5,364,124 shares of common stock issued and outstanding, including 7,600 shares held in treasury. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election.

         The holders of the common stock are entitled to receive dividends, if and when declared by the Board of Directors from time to time out of legally available funds. However, shares of our outstanding preferred stock have preferences with respect to dividends.

         If we liquidate our company, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution, after payment of all debts and other liabilities. However, holders of the preferred stock then outstanding have prior rights to these assets. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are secondary to the rights of the holders of shares of any outstanding series of preferred stock or any series of preferred stock that we may issue in the future.

WARRANTS

         PUBLIC WARRANTS. Each warrant entitles the holder to purchase one share of common stock at a price of $4.00 per share during the period until November 29, 2001. The exercise price may be adjusted in some circumstances.

         We may redeem the warrants at a price of $.01 per warrant if we give 30 business days' written notice before the redemption and if the last sales price of the common stock equals or exceeds 150% of the exercise price of the warrants for the 20 consecutive trading days ending on the third day before the notice of redemption. The current redemption price is $6.00. We are required to maintain the effectiveness of a current registration statement relating to the exercise of the warrants. Accordingly, we will be unable to redeem the warrants unless there is a currently effective prospectus and registration statement under the Securities Act covering the issuance of the underlying shares of our common stock. Also, we may be unable to issue securities upon exercise of the warrants to holders in those states in which we do not qualify or register under applicable state securities law. This would apply even at the time when the warrants are called for redemption.

         We issued the warrants in registered form under a warrant agreement between us and American Stock Transfer & Trust Company as warrant agent. We refer you to the warrant agreement which has been filed as an exhibit to the registration statement of which this prospectus is a part for a complete description of the terms and conditions applicable to the warrants.

         The exercise price, number of shares of common stock issuable on exercise of the warrants and redemption threshold may be adjusted in some circumstances, including in the event of our engaging in a stock dividend, recapitalization, reorganization, merger or consolidation. However, these terms will not be adjusted for issuances of our common stock at a price below their exercise price.

         We have the right, in our sole discretion, to decrease the exercise price of the warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders. In addition, we have the right, in our sole discretion, to extend the expiration date of the warrants on five business days' prior written notice to the warrantholders. We will comply with all applicable tender offer rules, including Rule 13e-4 promulgated under the Securities Exchange Act, in the event we reduce the exercise price for a limited period of time.

         Warrants may be exercised upon surrender of the warrant certificate representing the warrants on or before the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated. Such certificate and form should be accompanied by full payment of the exercise price by certified check, payable to U.S. Energy Systems, Inc., for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of common stock.

         Warrantholders may not exercise the warrants unless at the time of exercise we have filed with the SEC a current prospectus covering the shares of common stock issuable upon exercise of the warrants and the shares have been registered or qualified or are exempt under the securities laws of the state of residence of the holder of the warrants.

         We will not issue fractional shares upon exercise of the warrants. Instead of the issuance of any fractional share which is otherwise issuable to the warrantholder, we will pay the warrantholder an amount in cash based on the market value of the common stock on the last trading day before the exercise date.

         PRIVATE WARRANTS. As of January 28, 2000, a total of 239,000 private warrants were outstanding. Of such warrants, 114,000 were issued to lenders who made possible the purchase of our interest in Plymouth Cogeneration Limited Partnership. These warrants are exercisable at $5.00 and expire on October 30, 2000. The remaining 125,000 warrants were issued to holders of our 9% convertible debentures in the conversion plan effected in December 1996 whereby debentures of $500,000 face value were converted to 125,000 shares of common stock and 125,000 warrants exercisable at $4.00. Such warrants expire on December 1, 2001.

PREFERRED STOCK

         We are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms relating to:

         o  dividends;

         o  conversion;

         o  voting;

         o  redemption;

         o  liquidation preferences;

         o  sinking funds and any other rights;

         o  preferences;

         o privileges and restrictions applicable to each series of preferred stock.

         The issuance of preferred stock, while providing flexibility in connection with possible financing, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and can be used as a means of discouraging, delaying or preventing a change in control.

         SERIES A CONVERTIBLE PREFERRED STOCK. As of January 28, 2000, we had 277,778 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to receive, out of our funds which are legally available for payment, cash dividends payable quarterly in arrears, at the rate of $0.81 per share per annum, payable in cash, common stock or some combination of both at the holder's option. No dividends will be declared or paid or set apart for payment on any common stock during any calendar quarter unless full dividends on the Series A Preferred Stock for all quarterly dividend periods ending before or during the calendar quarter have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of the preferred dividends is set apart for payment.

         Each share of Series A Preferred Stock is entitled to a number of votes in any vote brought before the holders of our common stock equal to the per-share purchase price of the Series A Preferred Stock , which is $9.00, divided by the conversion price, as discussed below, determined as of the record date of the vote of stockholders. Currently, each share of Series A Preferred Stock is entitled to four votes per share.

         Each holder of a share of Series A Preferred Stock has the right at any time to convert the share of Series A Preferred Stock into that number of fully paid and non-assessable shares of common stock equal to the per-share purchase price of the Series A Preferred Stock, which is $9.00, divided by the conversion price of the share of Series A Preferred Stock, as discussed below. Currently, each share of Series A Preferred Stock is convertible into four shares of our common stock.

         The conversion price of the Series A Preferred Stock is currently $2.25. The conversion price will be adjusted upon the happening of specified events, including stock splits, subdivisions or combinations of the our common stock. The conversion price also will be adjusted in the event of a dilutive issuance, i.e., if we issue common stock, or common stock equivalents convertible into common stock, for consideration per share which is less than the then-applicable conversion price.

         If a dilutive issuance occurs in connection with an issuance of common stock or common stock equivalents convertible into common stock in a public or private offering of our securities, the conversion price will be reduced to the price per share of the shares issued in the dilutive issuance. In this event, however, the conversion price will not be reduced below $1.00 unless we consummate any offering of our common stock or common stock equivalents convertible into common stock at a price, or conversion price, less than an amount equal to our net book value per share, as determined using the information provided in our last quarterly or annual report as filed with the Securities and Exchange Commission.

         If there is a dilutive issuance in connection with an issuance of common stock or common stock equivalents convertible into common stock in an acquisition or merger, the conversion price will be reduced to the weighted average of the issue price per share of the common stock outstanding or deemed to be outstanding before the dilutive issuance and the per share price or equivalent conversion price of the shares issued in the dilutive issuance. The conversion price will not be adjusted for issuance of common stock upon the exercise of options or the issuance of stock options to officers, directors, employees or consultants of our company.

         At our option at any time after March 1, 2001, we may redeem the Series A Preferred Stock in full or in part for cash, plus accrued and unpaid dividends, at the following prices per share:

                           $12.15 after March 1, 2001 through February 28, 2002 $11.70 after March 1, 2002 through February 28, 2003 $11.25 after March 1, 2003.

         We may force the conversion of the Series A Preferred Stock into shares of common stock, at the conversion price then in effect, at any time after March 1, 2006.

         In the event of any liquidation or winding up of the company, the holders of the Series A Preferred Stock will be entitled to receive, prior and in preference to the holders of common stock, $9.00 per share plus accrued and unpaid dividends. Thereafter, the remaining assets will be distributed ratably to the holders of the common stock.

         As long as any of the shares of Series A Preferred Stock are outstanding, we may not, without the approval of holders representing a majority of the Series A Preferred Stock outstanding, take some actions, including, without limitation: authorizing or issuing any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or winding up; or redeeming or repurchasing outstanding securities of the company, except securities issuable upon the exercise of outstanding options and warrants or issuable upon the exercise of options granted in the future.

         The Series A Preferred Stock has no sinking fund.

         SERIES B CONVERTIBLE PREFERRED STOCK. As of January 28, 2000, we had 509 shares of Series B Preferred Stock outstanding. The holders of the Series B Preferred Stock are entitled to receive out of funds of the company legally available for payment of cash dividends, payable monthly in arrears, at the rate of $90 per share per annum, payable in cash. No dividends will be declared or paid or set apart for payment on any common stock during any month unless full dividends on the Series B Preferred Stock for all quarterly dividend periods ending before or during such month have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

         The holders of shares of Series B Preferred Stock have no voting rights.

         Each holder of a share of Series B Preferred Stock has the right at any time to convert such share of Series B Preferred Stock into that number of fully paid and non-assessable shares of common stock equal to $1,000 divided by the conversion price of such share of Series B Preferred Stock, as shown below.

         Currently, the conversion price for each share of Series B Preferred Stock is $3.625. The conversion price is subject to adjustment upon the happening of specified events, including stock splits, subdivisions or combinations of our common stock. The conversion price also will be subject to adjustment in the event of a dilutive issuance. If a dilutive issuance occurs in connection with an issuance of common stock, or common stock equivalents convertible into common stock, in a public or private offering of our securities, the conversion price will be reduced to the price per share of the shares issued in the dilutive issuance. The conversion price will not be adjusted for issuance of common stock upon the exercise of options or the issuance of stock options to officers, directors, employees or consultants of our company.

         At our option at any time and from time to time after January 31, 2001, the Series B Preferred Stock may be redeemed in full or in part for cash, plus accrued and unpaid dividends, at a price per share equal to 102% of the liquidation value of shares.

         The liquidation value of the Series B Preferred Stock is $1,000 per share. In the event of any liquidation or winding up of our company, the holders of the Series B Preferred Stock will be entitled to receive, prior and in preference to the holders of common stock, but after holders of the Series A Preferred Stock, $1,000 per share of Series B Preferred Stock plus accrued and unpaid dividends. Thereafter, the remaining assets will be distributed ratably to the holders of the common stock.

         As long as any of the shares of Series B Preferred Stock are outstanding, we may not, without the approval of holders representing a majority of the Series B Preferred Stock outstanding, take specified actions, including, without limitation: authorizing or issuing any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or winding up; or redeeming or repurchasing outstanding securities of the company, except securities issuable upon the exercise of outstanding options and warrants or issuable upon the exercise of options granted in the future.

         The Series B Preferred Stock has no sinking fund.

CONVERTIBLE DEBENTURES

         As of January 28, 2000, we had $366,000 in principal amount of the convertible debentures outstanding. The convertible debentures were issued in June 1994 and mature on January 25, 2004. In addition to payment of interest at a rate of 9% per annum, we are required to pay the holders of the convertible debentures a pro rata portion of 50% of LIPA's share of the net revenue, net of funds required for the payment of interest, resulting from LIPA's energy sales (the "Supplemental Participation").

         A total of $1,500,000 in debentures was issued in connection with the acquisition of our interest in LIPA. In December 1996, one-third of the total, or $500,000, were converted to 125,000 shares of our common stock and 125,000 private warrants. An additional $125,000 of such debentures have been redeemed. Finally, in 1999, the holders of $509,000 face value of debentures agreed to exchange such debentures for shares of Series B Preferred Stock.

         Original issue.......................................    $1,500,000
         December 1996 partial conversion or redemption.......      (625,000)
         March 1999 exchange for Series B Preferred Stock.....      (509,000)
                                                                  ----------
         Balance..............................................    $  366,000
                                                                  ==========


         Under the terms and conditions of a pledge agreement, payment of principal and interest on the convertible debentures and, if applicable, any Supplemental Participation due is secured by a security interest in all of the issued and outstanding shares of common stock of Lehi, all of which issued and outstanding shares are owned by us. Until the time as our obligations for the payment of the principal and interest on the convertible debentures and, if applicable, any Supplemental Participation due are paid in full, we may not cause Lehi to issue any additional shares of common stock unless the security interest granted in Lehi shall be extended to the additional shares.

         The convertible debentures are subordinate and subject in right of payment to the prior payment of all our "Senior Indebtedness." "Senior Indebtedness" is the principal, premium and interest on, and the other amounts due or in connection with, any of our indebtedness with a bank, insurance company, or other financial institution whether outstanding on the date of the convertible debentures, or any indebtedness subsequently created, incurred, assumed or guaranteed by us, and, including in each case, all renewals, extensions, and refundings. Senior indebtedness does not include indebtedness which is expressly made equal to or subordinate and subject in right of payment to the payment of principal of an interest on the convertible debentures. Senior indebtedness also does not include (1) indebtedness representing the repurchase price of any preferred stock or our other capital stock or any dividend or distribution with respect thereto; (2) our indebtedness owed directly to any employee, officer or director; and (3) indebtedness which, by its terms, is subordinate in right of payment to our indebtedness evidenced by the convertible debentures.

         We may redeem at our option the convertible debentures, in whole or in part, at a redemption price equal to 102% of the principal amount of each convertible debenture, plus any unpaid and accrued interest of the Supplemental Participation. Upon redemption of the convertible debentures, we must issue each holder whose convertible debentures have been redeemed a warrant to purchase a number of shares of our common stock equal to the number of shares into which the principal amount being redeemed is then convertible. The exercise price of these warrants would be the same as the conversion price at the time of redemption which is currently $8.00 per share.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION.

         DELAWARE LAW. We are a Delaware corporation and must comply with
Section 203 of Delaware Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with specified Delaware corporations for three years following the date that person became an interested stockholder unless:

         (1) the corporation has elected in its certificate of incorporation not to be governed by Section 203, which we have done;

         (2) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         (3) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be voted or tendered in a tender or exchange offer; or

         (4) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

         An "interested stockholder" is defined generally as a person owning 15% more of a corporation's outstanding voting stock. The restrictions in Section 203 also do not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or a person who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock.

         AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public and private offerings to raise additional capital, corporate acquisitions and employee benefits plans. The existence of authorized but unissued shares of common and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise and, thereby, preventing stockholders from receiving a premium for their shares over the then-current market prices.

         CLASSIFIED BOARD OF DIRECTORS. Our Board of Directors is divided into three classes serving staggered three- year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The staggered board, when coupled with provisions in our certificate and bylaws, authorizing the Board of Directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filing the vacancies created by such removal with its own nominees. Additionally, a possible acquiror may not proceed with a tender offer because it would be unable to obtain control of the our Board for a period of at least two years.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock and warrant agent for the warrants is American Stock Transfer & Trust Company.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market, or the possibility of the sales occurring, could adversely affect prevailing market prices of our common stock and our ability to raise equity capital.

         Upon completion of this offering and assuming the exercise of all of the warrants, we will have outstanding 8,929,124 shares of our common stock, including 7,600 shares of common stock held in treasury, assuming no exercise of outstanding options or other warrants or conversion of outstanding convertible debt or Series A or Series B Preferred Stock. Of these shares, those freely tradable without restriction include:

         o 3,565,000 shares offered in this offering, unless sold to our affiliates, as that term is defined in Rule 144;

         o approximately 4,883,268 registered shares of common stock issued upon the exercise of options, warrants or the conversion of other convertible securities, unless held by our affiliates. Our affiliates are people or entities that directly or indirectly control our company, are controlled by our company or are under common control with our company. For instance, our directors, executive officers and principal stockholders are deemed to control our company, and are thus affiliates.

         The remaining 473,256 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144, all of which are held by our affiliates. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which rules are summarized below.

RULE 144

         In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         (1) 1% of the number of shares of common stock then outstanding, which will equal approximately 89,291 shares immediately after this offering; or

         (2) the average weekly trading volume of the common stock on the Nasdaq Smallcap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, which equaled approximately 587,700 shares during the four weeks before the date of this prospectus.

         Sales under Rule 144 also must be sold through brokers or :market makers" and there must be current public information about our company available. Shares properly sold in reliance on Rule 144 to persons who are not affiliates become freely tradable without restriction or registration under the securities laws.

RULE 144(k)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately.

                              PLAN OF DISTRIBUTION

         The shares of common stock offered hereby will be issued by us upon the exercise of the warrants. See "Description for Securities - Warrants" for a description for the terms and manner of exercise of the warrants.

         The warrants were issued in December 1996 as part of a public offering of our common stock. The common stock and warrants were sold by underwriters for whom Gaines Berland & Co. acted as representative. Prior to completion of that public offering, there was no established market for the warrants. The exercise prices and other terms of the warrants were arbitrarily determined by negotiation between the company and the representative. In determining the exercise price, consideration was given to the company's then proposed operations, financial condition, estimates of its business potential and the general condition of the securities market. The exercise price and other terms of the warrants, however, should not be considered as any indication of the actual value of our company or of the common stock, and bear no relationship to the assets or book value of our company of any generally accepted criteria of economic valuation.

                                  LEGAL MATTERS

         The validity of the shares of common stock which will be issued when the warrants are exercised will be passed upon for us by the firm of Reid & Priest LLP, New York, New York.


                                     EXPERTS

         Our financial statements as of January 31, 1999 and for each of the years in the two-year period then ended, appearing in the prospectus, have been audited by Richard A. Eisner & Company, LLP, independent auditors, to the extent and for the years indicated in their report appearing elsewhere herein and in the registration statement. The financial statements have been included in reliance upon this report given upon the authority of that firm as experts in accounting and auditing.

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditor's Report......................................................................             F-2

Consolidated Balance Sheet as of January 31, 1999.................................................             F-3

Consolidated Statements of Operations for the years ended January 31, 1999 and January 31, 1998...             F-4

Consolidated Statements of Changes in Stockholders' Equity for the years ended January 31, 1999
   and January 31, 1998...........................................................................             F-5

Consolidated Statements of Cash Flows for the years ended January 31, 1999 and
  January 31, 1998................................................................................             F-6

Notes to Financial Statements.....................................................................          F-7 to F-20

Unaudited Financial Statements:

Consolidated Balance Sheet as of October 31, 1999.................................................            F-21

Consolidated Statements of Operations for the nine months ended October 31, 1999 and October 31,
   1998...........................................................................................            F-22

Consolidated Statements of Changes in Stockholders' Equity for the nine months ended
   October 31, 1999...............................................................................            F-23

Consolidated Statements of Cash Flows for the nine months ended October 31, 1999 and October 31,
   1998...........................................................................................            F-24

Notes to Financial Statements.....................................................................            F-25


INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
U.S. Energy Systems, Inc.
West Palm Beach, Florida



We have audited the accompanying consolidated balance sheet of U.S. Energy Systems, Inc. and subsidiaries as of January 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of U.S. Energy Systems, Inc. and subsidiaries as of January 31, 1999, and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.



Richard A. Eisner & Company, LLP

New York, New York
March 12, 1999

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

JANUARY 31, 1999


ASSETS
Current assets:
   Cash ...........................................................................   $    776,000
   Accounts receivable (less allowance for doubtful accounts $15,000) .............        763,000
   Notes receivable - current portion .............................................        196,000
   Other current assets ...........................................................        355,000
                                                                                      ------------

      Total current assets ........................................................      2,090,000

Property, plant and equipment, net ................................................      5,832,000
Notes receivable, less current portion ............................................      1,883,000
Investments in joint ventures:
   Lehi Independent Power Associates, L.C .........................................        939,000
   Plymouth Cogeneration Limited Partnership ......................................        503,000
Deferred acquisition costs ........................................................        668,000
Goodwill, net .....................................................................      1,939,000
Other assets ......................................................................        317,000
                                                                                      ------------
                                                                                      $ 14,171,000
                                                                                      ============

LIABILITIES
Current liabilities:
   Current portion of long-term debt ..............................................   $    114,000
   Note payable - bank ............................................................        300,000
   Accounts payable ...............................................................        838,000
   Royalties payable ..............................................................         54,000
                                                                                      ------------

      Total current liabilities ...................................................      1,306,000

Long-term debt, less current portion ..............................................        396,000
Convertible subordinated debentures (including due to related parties of $80,000) .        875,000
Advances from joint ventures ......................................................         57,000
                                                                                      ------------

Total liabilities .................................................................      2,634,000
                                                                                      ------------

Minority interest .................................................................        524,000
                                                                                      ------------

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares; Series A, 9%
   cumulative, convertible, issued and outstanding 250,000 shares (liquidation
   value of $2,301,000) (see Note K[1]) ...........................................          3,000
Common stock, $.01 par value, authorized 50,000,000 shares; issued 5,160,605 shares         51,000
Treasury stock, 2,600 shares common stock at cost .................................         (3,000)
Additional paid-in capital ........................................................     17,467,000
Accumulated deficit ...............................................................     (6,505,000)
                                                                                      ------------

                                                                                        11,013,000
                                                                                      ------------

                                                                                      $ 14,171,000
                                                                                      ============




See notes to financial statements

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED JANUARY 31,
                                                                    ----------------------
                                                                       1999         1998
                                                                    ---------    ---------
Revenues .....................................................   $ 4,195,000    $ 2,233,000
                                                                 -----------    -----------

Cost and expenses:
   Operating expenses ........................................     2,266,000      1,127,000
   Administrative expenses ...................................     1,992,000      1,613,000
   Litigation costs ..........................................        47,000        326,000
   Depreciation and amortization .............................       499,000        260,000
                                                                 -----------    -----------

                                                                   4,804,000      3,326,000
                                                                 -----------    -----------

Loss before other income (expense) and extraordinary item ....      (609,000)    (1,093,000)
Interest income ..............................................       299,000        265,000
Interest expense .............................................      (141,000)      (129,000)
Equity in loss of joint ventures .............................       (98,000)      (121,000)
Minority interest ............................................       (20,000)
                                                                 -----------    -----------

Loss before extraordinary item ...............................      (569,000)    (1,078,000)
Extraordinary gain from restructuring of liabilities .........                       36,000
                                                                 -----------    -----------

NET LOSS .....................................................      (569,000)    (1,042,000)
Dividends on preferred stock..................................      (174,000)
                                                                 -----------    -----------

LOSS APPLICABLE TO COMMON STOCK...............................   $  (743,000)   $(1,042,000)
                                                                 ===========    ===========


LOSS PER SHARE OF COMMON STOCK - BASIC AND DILUTED:
   LOSS BEFORE EXTRAORDINARY ITEM ............................   $      (.14)   $     (0.23)
EXTRAORDINARY ITEM............................................                          .01
                                                                 -----------    -----------


   NET LOSS ..................................................   $      (.14)   $     (0.22)
                                                                 ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING ...................     5,158,005      4,654,555
                                                                 ===========    ===========

See notes to financial statements

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY




                                                       PREFERRED STOCK          TREASURY STOCK
                                                      ------------------      ------------------
                                                      NUMBER                  NUMBER
                                                        OF                      OF
                                                      SHARES      AMOUNT      SHARES      AMOUNT
                                                      -------     ------      ------      ------
BALANCE - JANUARY 31, 1997
Cash paid for fractional shares
Shares issued in connection with acquisition
   of American Enviro-Services, Inc.
Shares issued in connection with acquisition
   of Commonwealth Petroleum Recycling, Inc.
Fair value of options issued for consulting
   services
Net loss for the year ended January 31, 1998


BALANCE - JANUARY 31, 1998
Cash paid for fractional shares
Shares issued in connection with private
   placement offering                                 250,000   $   3,000
Shares purchased                                                              (2,600)   $  (3,000)
Dividends on preferred stock
Net loss for the year ended January 31, 1999
                                                    ---------   ---------   --------    ---------

BALANCE - JANUARY 31, 1999                            250,000   $   3,000     (2,600)   $  (3,000)
                                                    =========   =========   ========    =========



                                                                      COMMON STOCK
                                                           ------------------------------------
                                                           NUMBER                   ADDITIONAL
                                                             OF                       PAID-IN       ACCUMULATED
                                                           SHARES        AMOUNT       CAPITAL         DEFICIT          TOTAL
                                                           ------        ------     -----------     ------------    -----------
BALANCE - JANUARY 31, 1997                               4,334,193   $   43,000  $  12,718,000  $  (4,894,000)    $  7,867,000
Cash paid for fractional shares                                (14)                                                          0
Shares issued in connection with acquisition
   of American Enviro-Services, Inc.                       676,430        7,000      2,387,000                       2,394,000
Shares issued in connection with acquisition
   of Commonwealth Petroleum Recycling, Inc.               150,000        1,000        332,000                         333,000
Fair value of options issued for consulting
   services                                                                             17,000                          17,000
Net loss for the year ended January 31, 1998                                                       (1,042,000)      (1,042,000)
                                                      ------------   ----------  -------------  -------------     ------------

BALANCE - JANUARY 31, 1998                               5,160,609       51,000     15,454,000     (5,936,000)       9,569,000
Cash paid for fractional shares                                 (4)                                                          0
Shares issued in connection with private
   placement offering                                                                2,187,000                       2,190,000
Shares purchased                                                                                                        (3,000)
Dividends on preferred stock                                                          (174,000)                       (174,000)
Net loss for the year ended January 31, 1999                                                         (569,000)        (569,000)
                                                      ------------   ----------  -------------  -------------     ------------

BALANCE - JANUARY 31, 1999                               5,160,605   $   51,000  $  17,467,000  $  (6,505,000)    $ 11,013,000
                                                      ============   ==========  =============  =============     ============






See notes to financial statements

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                    YEAR ENDED JANUARY 31,
                                                                                          ------------------------------------
                                                                                                 1999                1998
                                                                                          -----------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss
                                                                                               $    (569,000)   $   (1,042,000)

   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                                  499,000           260,000
      Equity in loss of joint ventures                                                                98,000           121,000
      Minority interest                                                                               20,000
      Gain from restructuring of liabilities                                                                           (36,000)
      Changes in:
        Accounts and notes receivable, trade                                                         (83,000)           82,000
        Other current assets                                                                         (79,000)         (126,000)
        Other assets                                                                                  90,000          (120,000)
        Accounts payable and accrued expenses                                                        (92,000)         (471,000)
        Royalties payable                                                                           (374,000)          428,000
                                                                                               -------------    --------------

           Net cash used in operating activities                                                    (490,000)         (904,000)
                                                                                               -------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of business, net of cash acquired                                                                      (414,000)
   Loans to Reno Energy LLC                                                                         (198,000)       (1,695,000)
   Repayments of loan by Reno Energy LLC                                                             100,000            91,000
   Acquisition of equipment and leasehold improvements                                              (437,000)         (353,000)
   (Investment in) distributions from joint ventures                                                  (7,000)           11,000
   Deferred acquisition costs                                                                       (668,000)
   Deposit                                                                                                             100,000
   Other                                                                                                              (274,000)
                                                                                               -------------    --------------

           Net cash used in investing activities                                                  (1,210,000)       (2,534,000)
                                                                                               -------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable                                                                       100,000            87,000
   Payment of convertible subordinated debentures                                                                     (150,000)
   Payment of pre-reorganization income taxes payable                                                                 (347,000)
   Payment of long-term debt                                                                                          (138,000)
   Minority equity investment in subsidiary                                                                            170,000
   Proceeds from long-term debt                                                                       28,000
   Proceeds from issuance of preferred stock                                                       2,190,000
   Purchase of treasury shares                                                                        (3,000)
   Dividends on preferred stock                                                                     (174,000)
   Advances from joint ventures                                                                       16,000            10,000
                                                                                               -------------    --------------

           Net cash provided by (used in) financing activities                                     2,157,000          (368,000)
                                                                                               -------------    --------------

NET INCREASE (DECREASE) IN CASH                                                                      457,000        (3,806,000)
Cash - beginning of year                                                                             319,000         4,125,000
                                                                                               -------------    --------------

CASH - END OF YEAR                                                                             $     776,000    $      319,000
                                                                                               =============    ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                                                      $     315,000    $      188,000

SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES:
   Details of acquisitions:
      Fair value of assets acquired                                                                             $    4,282,000
      Liabilities assumed                                                                                           (1,124,000)
      Fair value of common stock and options issued                                                                 (2,744,000)
                                                                                                                --------------
           Cash paid for acquisitions                                                                           $      414,000
                                                                                                                ==============



See notes to financial statements

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE A - THE COMPANY

U.S. Energy Systems, Inc. and subsidiaries (collectively the "Company") is in the business of owning, developing and operating cogeneration and independent power plants through a subsidiary and through joint ventures. The Company, through subsidiaries acquired during the year ended January 31, 1998, also provides environmental and remedial services which include collecting and recycling used motor and industrial oils and waters.


NOTE B - SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies followed in the preparation of the financial statements are as follows:

[1]   CONSOLIDATION:

      The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated balance sheet. Income attributable to the minority interest for the year ended January 31, 1998 was insignificant.

[2]   PROPERTY, PLANT AND EQUIPMENT:

      Property, plant and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives ranging from five to forty years.

[3]   INVESTMENTS IN JOINT VENTURES:

      Investments in joint ventures are accounted for under the equity method and are included based on the investees' December 31 year ends.

[4]   GOODWILL AND OTHER LONG-LIVED ASSETS:

      Goodwill represents the excess of the cost of acquired companies over the fair value of their tangible net assets acquired and is being amortized over 15 years using the straight-line method. The periods of amortization of goodwill and other long-lived assets are evaluated at least annually to determine whether events and circumstances warrant revised estimates of useful lives. This evaluation considers, among other factors, expected cash flows and profits of the businesses to which the goodwill and other long-lived assets relate. Based upon the periodic analysis, such assets are written down or written off if it appears that future profits or cash flows will be insufficient to recover their carrying values.

[5]   PER SHARE DATA:

      Basic and diluted loss per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the years. In arriving at income available to common stockholders, preferred stock dividends have been deducted. Potential common shares have not been included due to their anti-dilutive effect (see Note K).

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999

NOTE B - SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

[6]   USE OF ESTIMATES:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[7]   REVENUE RECOGNITION:

      Environmental and remedial services - revenue on cost plus fixed fee jobs is recognized as costs are incurred using the time and material method. Revenues from jobs that are based on fixed bids are recognized based on the proportion of cost incurred to date to the total estimated contract cost. Costs are recognized as incurred.

      Cogeneration and independent power plants - revenues are recognized upon delivery of power to a customer.

[8]   FAIR VALUES OF FINANCIAL INSTRUMENTS:

      The estimated fair value of financial instruments has been determined based on available market information and appropriate valuation methodologies. The carrying amounts of cash, accounts receivable, other current assets, accounts payable and royalties payable approximate fair value at January 31, 1999 because of the short maturity of these financial instruments. The estimated carrying value of the notes receivable, note payable - bank, mortgage and equipment notes payable and the convertible subordinated debentures approximate fair value because the interest rates on these instruments approximate the market rates at January 31, 1999. The fair value estimates were based on information available to management as of January 31, 1999.

[9]   STOCK-BASED COMPENSATION:

      The Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and discloses the pro forma effects on net loss and loss per share had the fair value of options been expensed. Under the provisions of APB No. 25, compensation arising from the grant of stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note K).

[10]  SEGMENT INFORMATION:

      The Company follows the requirements of Statement of Financial Accounting Standards Board No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information". The adoption of SFAS 131 has not had a significant effect on the information presented in the financial statements.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE C - SUBSIDIARIES AND AFFILIATES

[1]   AMERICAN ENVIRO-SERVICES, INC.:

      On August 18, 1997, the Company acquired American Enviro-Services, Inc. ("AES") a provider of environmental and remedial services, for $2,498,000. The purchase price consisted of $150,000 in cash and 665,000 shares of the Company's common stock valued at $2,348,000. In addition, the Company incurred acquisition costs of $276,000, including the issuance of 11,430 common shares valued at $46,000 and options valued at $17,000. The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their fair values as follows:

         Assets acquired and liabilities assumed:
            Current assets                                          $599,000
            Property, plant and equipment                            948,000
            Goodwill                                               2,118,000
            Current liabilities                                     (891,000)
                                                             ---------------
                                                                  $2,774,000
                                                             ===============

      The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of AES from the date of acquisition.

[2]   COMMONWEALTH PETROLEUM RECYCLING, INC.:

      On January 5, 1998, the Company, through its subsidiary AES, acquired Commonwealth Petroleum Recycling, Inc. ("Commonwealth") for $333,000. Commonwealth also provides environmental and remedial services. The purchase price consisted of 150,000 shares of the Company's common stock valued at $333,000. The purchase price, including $51,000 of acquisition costs, was allocated to the assets acquired and liabilities assumed based on their fair values as follows:

         Assets acquired and liabilities assumed:
            Current assets                                          $54,000
            Property, plant and equipment                           563,000
            Current liabilities                                    (233,000)
                                                               ------------
                                                                   $384,000
                                                               ============

      The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the accounts of Commonwealth from the date of acquisition.

[3]   STEAMBOAT ENVIROSYSTEMS, L.L.C.:

      The Company owns a 95% interest in Steamboat Envirosystems, L.L.C. ("Steamboat") which owns and operates two geothermal power plants (the "Steamboat Facilities").

      The first $1,800,000 of Steamboat's annual net income is allocated to the Company. For net income above $1,800,000, the other owner's interest will be allocated: (i) 55% through December 2001 and (ii) 5% thereafter, with the balance going to the Company.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999

NOTE C - SUBSIDIARIES AND AFFILIATES  (CONTINUED)

[3]   STEAMBOAT ENVIROSYSTEMS, L.L.C.: (CONTINUED)

      The Steamboat Facilities produce eight megawatts of electric power which is sold, at market rates, under two power purchase agreements to Sierra Pacific Power Company ("Sierra"). The agreements for Steamboat 1 and 1A expire in December 2006 and December 2008, respectively.

      The Steamboat facilities are subject to certain royalty agreements which include royalty payments for steam extraction rights. In addition, one facility is required to make royalty payments equivalent to thirty percent of its' net revenue after certain deductions, starting March 1, 1997. The Company has been negotiating to acquire such royalty interests. Royalty expense for the years ended January 31, 1999 and 1998 were $247,000 and $214,000, respectively.

[4]   USE GEOTHERMAL, LLC (FORMERLY NRG COMPANY, LLC):

      The Company has invested $1,970,000 in USE Geothermal, LLC ("USE GEO"), for an 89.57% ownership interest . USE GEO is involved in the development of a geothermal heating project (the "Reno Project") with Reno Energy LLC ("Reno Energy"), a Nevada limited liability company.



NOTE D - NOTES RECEIVABLE


Notes receivable consist of the following:


                         Convertible loan (a)                   $   1,618,000
                         First note (b)                               109,000
                         Second note (c)                              275,000
                         Various notes (d)                             77,000
                                                                -------------
                                                                    2,079,000
                         Less current portion                         196,000
                                                                -------------
                                                                $   1,883,000
                                                                =============

      (a) A Convertible loan agreement between USE GEO and Reno Energy at an interest rate of 12% per annum maturing on April 10, 2027. The loan is convertible into a 50% equity interest in Reno Energy. The percentage is subject to pro rata adjustment in the event of additional funding of the Reno Project. The loan is collateralized by a first lien on all assets of Reno Energy and guaranteed by Reno Energy's members. Additional advances made on the note have not effected the 50% conversion feature.



            At January 31, 1999, accrued interest on this note amounting to $184,000 is included in other assets on the balance sheet.


      (b) Loan by USE GEO to Reno Energy is repayable in equal quarterly payments of $28,895 including interest at 9% per annum until final maturity on December 31, 1999.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999



      (c) Loan granted by the Company to Geo Energy, LLC (a company affiliated with Reno Energy) payable in quarterly payments of $11,585 including interest at 15% per annum until final maturity on December 1, 2000 at which time a balloon payment of $258,000 will be due.


      (d) Notes receivable from AES customers with terms of three months to two years. The notes are either noninterest bearing or bear interest at 18%.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE E - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at January 31, 1999:

      Land ...............................................   $    78,000
      Building ...........................................       841,000

      Steamboat Springs Thermal Hydroelectric Power Plants     4,244,000
      Equipment ..........................................       654,000
      Leasehold improvements .............................        51,000
      Office equipment and furnishings ...................       105,000
      Vehicles ...........................................       451,000
                                                             -----------

                                                               6,424,000
      Less accumulated depreciation ......................      (592,000)
                                                             -----------

                                                             $ 5,832,000
                                                             ===========


NOTE F - INVESTMENTS IN JOINT VENTURES

[1]   LEHI INDEPENDENT POWER ASSOCIATES, L.C. ("LIPA"):

      Lehi Envirosystems, Inc. ("LEHI"), a wholly owned subsidiary of the Company, owns a 50% equity interest in LIPA, which owns a cogeneration project (the "Project") located in Lehi, Utah. From the date of LEHI's investment through January 31, 1999, the Project has not been in operation.

      The operating agreement of LIPA provides for, among other matters, the allocation of the net profits and net losses to the owners in proportion to their ownership interest. The agreement also provides for additional contributions totaling $875,000 to be divided proportionately by the owners in the event that any modification, as provided, is required to bring the Project back to full operational condition. LIPA terminates in January 2024, unless sooner dissolved by certain conditions as set forth in the operating agreement.

      The Company is exploring two alternatives for realizing its investment in LEHI. The Company and its partners believe that LIPA can sell its existing equipment and replace it with new generators that would produce power at a rate that could be sold profitably. Additionally, the Company has filed an application to update its air quality permit which allows the plant to operate with emissions of up to 250 tons of nitrous oxide annually. The Company believes that there is a market for the permit's tonnage, in excess of that required for operations.

      An owner of a 25% interest in LIPA also owns a 5% interest in Steamboat Envirosystems, L.L.C. (see Note C[3]).

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE F - INVESTMENTS IN JOINT VENTURES  (CONTINUED)

[2]   PLYMOUTH COGENERATION LIMITED PARTNERSHIP ("PCLP"):

      The Company, through its wholly owned subsidiary, Plymouth Envirosystems, Inc. ("Plymouth") owns a 50% interest in PCLP which owns and operates a cogeneration plant which produces electricity and heat at Plymouth State College, in Plymouth, New Hampshire. The facility provides 100% of the electrical and heating requirements for the campus, which is a part of the University of New Hampshire system, under a contract expiring in 2014. The project is comprised of a combination of diesel engine-generators, heat recovery and supplemental boilers, and the complete civil works that link all campus buildings into a single heating loop.

[3] At acquisition, LEHI's equity in the net assets of LIPA was approximately $146,000 and Plymouth's equity in the net assets of PCLP was approximately $668,000. The excess of purchase price over the underlying equities of LEHI and Plymouth have been allocated to the plants of LIPA and PCLP, respectively, and is being amortized over the remaining life of such assets. At January 31, 1999, the estimated remaining life of the plants is as follows:

         LIPA                     - buildings                         26 years
                                  - machinery and equipment            4 years
         Plymouth                 - plant                             17 years

[4] The following is summarized financial information of LIPA and PCLP as of December 31, 1998 and for each of the two-years in the period then ended:

                                                               DECEMBER 31, 1998
                                                          --------------------------
                                                              LIPA            PCLP
                                                          -----------     ----------
      Current assets ..................................   $    28,000    $   458,000
      Property, plant and equipment at cost (net) .....       257,000      4,746,000
      Other assets ....................................                    1,047,000
                                                          -----------    -----------

         Total assets .................................       285,000      6,251,000

      Current liabilities .............................       (18,000)      (665,000)
      Long-term debt ..................................                   (4,711,000)
                                                          -----------    -----------

      Equity ..........................................   $   267,000    $   875,000
                                                          ===========    ===========

      Share of equity in joint ventures ...............   $   133,000    $   437,000
      Investments in joint ventures in excess of equity       806,000         66,000
                                                          -----------    -----------

         Total investments in joint ventures ..........   $   939,000    $   503,000
                                                          ===========    ===========

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE F - INVESTMENTS IN JOINT VENTURES  (CONTINUED)

[4]      (continued)

                                                                               YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------------------
                                                                        LIPA                          PCLP
                                                             --------------------------     -------------------------
                                                                 1998          1997           1998             1997
                                                             -----------    -----------     -----------    ----------

          Revenue......................................                                  $ 1,219,000      $ 1,198,000
                                                                                         ===========      ===========

                          Net income (loss)............      $ 6,000       $ (31,000)    $   (84,000)     $   (91,000)
                                                           =========       =========     ===========      ===========

          Equity in net income (loss)..................      $ 3,000       $ (16,000)    $   (42,000)     $   (46,000)
          Amortization of purchase price over equity...      (55,000)        (55,000)         (4,000)          (4,000)
                                                           ---------       ---------     -----------      -----------

          Net loss from joint ventures.................    $ (52,000)      $ (71,000)    $   (46,000)     $   (50,000)
                                                           =========       =========     ===========      ===========

          Distributions received by Company............                                                      $ 20,000
                                                                                                          ===========


NOTE G - NOTE PAYABLE - BANK

At January 31, 1999, AES owed the bank $300,000, the full amount of its line of credit. The line bears interest at prime plus .5%, (8.25%) at December 31, 1998. The line of credit is collateralized by AES's accounts receivable, inventory and equipment.


NOTE H - LONG-TERM DEBT

Long-term debt, all incurred by AES, at January 31, 1999 consisted of the following:

      Mortgage payable, U.S. Small Business Administration, 4%, $447
         per month, due November, 2017 (A) ...................................   $ 70,000
      Mortgage payable, Old National Bank, prime plus .5%, $3,246
         per month, due February, 2006 (A) ...................................    226,000
      Notes payable, various, 8.0% - 10.5%, $10,411  per month, due
         September 1998 to March 2003, collateralized by all the assets of AES    214,000
                                                                                 --------

                                                                                  510,000
      Less current portion ...................................................    114,000
                                                                                 --------

                                                                                 $396,000
                                                                                 ========

(A)      Collateralized by AES land and building

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE H - LONG-TERM DEBT  (CONTINUED)

As of January 31, 1999, future annual maturities are as follows:

       2000                                          $114,000
       2001                                            93,000
       2002                                            58,000
       2003                                            53,000
       2004 and thereafter                            192,000
                                                     --------
                                                     $510,000
                                                     ========

NOTE I - INCOME TAXES

Deferred taxes at January 31, 1999 consist of the following:

       Deferred tax assets:
          Potential benefit of operating loss carryforward                              $    1,482,000
          Expenses for financial reporting, not yet deductible for taxes                       157,000
                                                                                        --------------
                                                                                             1,639,000
          Valuation allowance                                                               (1,639,000)
                                                                                        --------------
                                                                                        $            0
                                                                                        ==============

The Company has fully reserved against the deferred tax asset since the likelihood of realization cannot be determined.

The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to an increase in the valuation allowance of $64,000 in 1999 and $181,000 in 1998 to offset the potential tax benefit attributable to the increases in operating loss carryforwards, resulting from the losses in each year.

At January 31, 1999, the Company has net operating loss carryforwards expiring through 2019. Under Section 382 of the Internal Revenue Code, the Company is subject to annual limitation on utilization of its net operating loss carryforwards because of an ownership change of more than 50% that occurred upon the public offering in December 1996. This annual limitation is approximately $150,000 plus any built-in gains recognized in the five year period beginning on the date of the ownership change. After giving recognition to this limitation, the net operating loss carryforwards available to be utilized by the Company of approximately $3,706,000, plus any recognized built in gains, expire as follows:

          JANUARY 31,
          -----------
             2002                                          $750,000
             2003                                           150,000
             2004                                           150,000
             2005                                           150,000
             2007                                           124,000
             2009                                            19,000
             2010                                           607,000
             2011                                           150,000
             2012                                           565,000
             2013                                           545,000
             2019                                           496,000
                                                         ----------
                                                         $3,706,000
                                                         ==========

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE J - CONVERTIBLE SUBORDINATED SECURED DEBENTURES

The Convertible Subordinated Debentures (the "Debentures") bear interest at 9% per annum and are due on January 25, 2004. The Debenture holders are entitled to 50% of the Company's share of net profits of LIPA, as defined. The Debentures are collateralized by the outstanding shares of LEHI and are subordinated to senior indebtedness. Commencing January 25, 1998, the Company has the option to redeem the Debentures at 102% of principal, plus unpaid and accrued interest. The conversion rate of the Debentures is $8.00 per share (109,375 shares of common stock).

The Company made an exchange offer to its debenture holders under which the principal amount of the holders' notes would be exchanged for shares of the Company's Series B 9% Convertible Preferred Stock ("Series B Preferred"). Holders of 58% of the debentures accepted the offer, and on March 8, 1999, the Company issued 509 shares of Series B Preferred in exchange for $509,000 of the Debentures. The Series B Preferred pays an annual dividend at 9% and each share is convertible into 275 shares of the Company's common stock.


NOTE K - STOCKHOLDERS' EQUITY

[1]   PREFERRED STOCK:

      On March 23, 1998, the Company issued 250,000 shares of its Series A convertible preferred stock, par value $0.01 per share for $2,250,000 ($9.00 per share). Each share of preferred stock is convertible into four shares of common stock, subject to certain anti-dilutive adjustments upon the occurrence of certain events, and is entitled to a cumulative dividend of 9% per annum, in cash or shares of common stock of the Company. The Company may redeem the preferred stock after March 1, 2001, and may force the conversion of the preferred stock to common stock after March 1, 2006.

      Each share of preferred stock is entitled to the number of votes equal to $9.00 divided by the conversion price as of the record date, currently four votes per preferred share. The liquidation value of each share of preferred is equal to $9.00 plus accrued dividends, whether or not declared. The preferred will have a preference on liquidation equal to the liquidation value ($2,301,000 at January 31, 1999). Dividends of $51,000 paid on February 1, 1999, are included in accounts payable in the accompanying balance sheet.

      Additionally, the investor has the right to purchase an additional 222,000 shares of the Series A convertible preferred stock prior to August 26, 1999, on the same terms as the original offering.

[2]   1996 STOCK OPTION PLAN:

      The 1996 Stock Option Plan (the "1996 Plan") provides for the granting of nonstatutory options to purchase up to 1,000,000 shares of common stock to officers, employees, directors and consultants of the Company. The 1996 Plan is administered by a committee appointed by the Board of Directors which, within the limitation of the 1996 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, the duration and rate of exercise of each option, the exercise price and manner of exercise, and the time, manner and form of payment upon exercise of an option. Options granted under the 1996 Plan may not be granted at a price less than the fair value of the common stock, as determined by the committee on the date of grant, and will expire not more than ten years from the date of grant.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE K - STOCKHOLDERS' EQUITY  (CONTINUED)

[3]   1997 STOCK OPTION PLAN:

      The 1997 Stock Option Plan (the "1997 Plan") provides for the granting of nonstatutory options to purchase up to 1,000,000 shares of common stock to officers, employees, directors and consultants of the Company. The 1997 Plan has substantially the same terms and provisions as the 1996 Plan.

[4]   1998 EXECUTIVE INCENTIVE COMPENSATION PLAN:

      In August 1998, the Company adopted the 1998 Executive Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan provides for the granting of stock options, stock appreciation rights, restricted stock, deferred stock and other stock related awards and incentive awards that may be settled in cash, stock or property. The 1998 Plan is intended to supersede the 1997 Plan and the 1996 Plan (the "Preexisting Plans"). Under the 1998 Plan, 1,500,000 shares of common stock may be subject to the granting of awards, plus the number of shares with respect to shares previously granted under the Preexisting Plans that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or tax withholding requirements.

      The Plan is to be administered by a committee designated by the Board of Directors consisting of not less than two outside, nonemployee directors. The committee is authorized to select to whom awards will be granted, determine type and number of awards to be granted and the number of shares of common stock to which awards will relate and specify times at which awards will be exercisable or settleable.

[5]   STOCK OPTIONS AND WARRANTS:

       Prior to December 1996, the Company granted 174,100 options to officers, employees, directors and consultants of the Company under several Stock Option Agreements. Options granted under these agreements are exercisable for a period of up to five (5) years from date of grant at an exercise price as stated in the agreements.

       Stock option activity is summarized as follows:

                                                                                   YEAR ENDED JANUARY 31,
                                                               ----------------------------------------------------------
                                                                            1999                           1998
                                                               --------------------------          ----------------------
                                                                                 WEIGHTED                       WEIGHTED
                                                                                 AVERAGE                         AVERAGE
                                                                                 EXERCISE                       EXERCISE
                                                                   SHARES         PRICE          SHARES           PRICE
                                                               -------------    -----------    ------------    ----------
          Options outstanding at beginning of year                1,289,600     $  4.16            816,600         $4.71
          Granted (1)                                               589,500        2.43            473,000          3.19
          Cancelled                                                 (50,000)       3.91
                                                                  ---------                      ---------

          Options outstanding at end of year                      1,829,100        3.08          1,289,600          4.16
                                                                  =========                      =========

          Options exercisable at end of year                      1,754,100        3.11            495,350          5.23
                                                                  =========                      =========





      (1) Excludes 589,000 options previously outstanding which were repriced to $2.50 on December 9, 1998.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE K - STOCKHOLDERS' EQUITY  (CONTINUED)

[5]      STOCK OPTIONS AND WARRANTS:  (CONTINUED)

       The following table presents information relating to stock options outstanding at January 31, 1999:

                           OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
           ----------------------------------------------------------------     -----------------------------
                                                                   WEIGHTED
                                                   WEIGHTED        AVERAGE                        WEIGHTED
                RANGE OF                            AVERAGE       REMAINING                        AVERAGE
                EXERCISE                           EXERCISE        LIFE IN                        EXERCISE
                  PRICE              SHARES          PRICE          YEARS           SHARES          PRICE
            ---------------        ----------      ---------      ---------     -------------    ------------
              $2.00 - $2.50         1,228,500          $2.47           5.65         1,153,500        $ 2.47
               3.25 - 3.875           243,000           3.79           3.87           243,000         3.875
               4.00                   270,000           4.00           4.01           270,000          4.00
               8.00                    83,750           8.00           1.72            83,750          8.00
              10.00                     3,850          10.00            .75             3,850         10.00
                                 ------------                                    ------------
                                    1,829,100                          3.80         1,754,100
                                 ============                                    ============

       As of January 31, 1999, a total of 1,052,500 options are available for future grant.

       The weighted average fair value of options at date of grant for grants during 1999 and 1998 was $.90 and $2.16 per option, respectively. Additionally, the Company repriced 589,000 outstanding stock options. The fair value of the repriced options was $1.53 per option. The fair value of the options at date of grant was estimated using the Black-Scholes option-pricing model utilizing the following weighted average assumptions:

                                                                                         YEAR ENDED
                                                                                        JANUARY 31,
                                                                             -----------------------------
                                                                                   1999              1998
                                                                             -------------     -----------
           Risk-free interest rates                                          4.39 - 5.55%      5.71 - 6.37%
           Expected option life in years                                           5.7              5.10
           Expected stock price volatility                                          .70              .70
           Expected dividend yield                                                  .00%             .00%




Had the Company elected to recognize compensation cost based on the fair value of the options at the date of grant as prescribed by FASB 123, pro forma net loss applicable to common stock in 1999 and 1998 would have been ($2,711,000) and ($1,631,000), respectively, or ($.53) per share and ($0.35) per share, respectively.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE K - STOCKHOLDERS' EQUITY  (CONTINUED)

[5]      STOCK OPTIONS AND WARRANTS:  (CONTINUED)

      As of January 31, 1999, the Company has warrants outstanding for the purchase of its common stock as follows:

                                                                                     EXERCISE          EXPIRATION
                            DESCRIPTION                       SHARES                  PRICE               DATE
          ------------------------------------------        ----------              ---------          ----------

           Convertible debt                                     125,000(a)             $4.00          December 2001
           Debt                                                 114,000                 5.00          October 1999
           Consulting services                                    3,750                16.00          October 1999
           Public offering                                    3,565,000(a)              4.00          December 2001

           (a) Redeemable at $.01 per warrant under certain conditions.

NOTE L - COMMITMENTS AND CONTINGENCIES

[1]   USE INTERNATIONAL, L.L.C.:

      During the year ended January 31, 1998, the Company settled its arbitration with a former joint venture partner for a payment of $163,000 of which $84,000 was previously accrued and $79,000 was charged to litigation costs for the year ended January 31, 1998.

[2]   U.S ENERGY SYSTEMS, INC. v. ENVIRO PARTNERS, L.P. ET AL.:

      On March 27, 1997, the Company filed for a declaratory judgement against Enviro Partners, L.P. ("Enviro") and other partners of the Enviro Limited Partnership. The Company had intended to close a private placement of its securities to Enviro concurrent with a public offering of its securities. The Company was unable to close the private placement because a condition to the private placement, NASDAQ's approval of listing the Company's publicly offered securities on the NASDAQ Small Cap Market, would not be satisfied if the private placement proceeded. NASDAQ refused to approve the requested listing because it concluded that the private placement was unfair to potential NASDAQ investors. The Company completed a public offering without closing the private placement in December 1996.

      The Company commenced the action because of threats to sue the Company by Enviro for damages sustained as a result of not completing the private placement. On March 28, 1997, Enviro counterclaimed seeking $6,000,000 of damages. On March 8, 1999 motions by both parties for summary judgements were denied and the pre-trial process has been scheduled. Management believes, based on consultation with counsel, that the counterclaim has no merit and intends to contest vigorously, however, the outcome is presently indeterminable.


NOTE M - RELATED PARTY TRANSACTIONS

Included in the outstanding debentures are amounts due to a stockholder/director of $80,000. In connection with the notes payable issued in November 1994 and paid in December 1996, an affiliate of a director was granted warrants to purchase 78,000 shares of the Company's common stock at $5.00 per share before October 31, 1999.

During each of the years ended January 31, 1999 and 1998, the Company paid interest of $7,000 to the related party.

U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 1999


NOTE N - BUSINESS SEGMENTS

The Company's business segments are the developing and operating of cogeneration and independent power plants and providing environmental and remedial services. The following is the Company's business segment data:

                                                    COGENERATION AND       ENVIRONMENTAL
                                                   INDEPENDENT POWER       AND REMEDIAL
                                                        PLANTS               SERVICES          CORPORATE           TOTAL
                                                   ------------------      -------------       ---------           -----
      Year ended January 31, 1999:
          Revenues                                       $1,776,000           $ 2,419,000                     $   4,195,000
          Operating income (loss)                           612,000                52,000   $  (1,273,000)         (609,000)
          Assets                                          4,101,000             4,516,000       5,554,000        14,171,000
          Significant noncash transactions:
          Capital expenditures                                6,000               373,000          58,000           437,000
          Depreciation and amortization                     157,000               319,000          23,000           499,000
          Loss from joint ventures
             and minority interest                          118,000                                                 118,000

       Year ended January 31, 1998:
          Revenues                                        1,520,000               713,000                         2,233,000
          Operating income (loss)                           379,000               (12,000)     (1,460,000)       (1,093,000)
          Assets                                          4,350,000             4,368,000       4,311,000        13,029,000
          Significant noncash transactions:
          Capital expenditures                              126,000             1,655,000          83,000         1,864,000
          Depreciation and amortization                     148,000                98,000          14,000           260,000
          Loss from joint ventures                          121,000                                                 121,000

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                       OCTOBER 31,
                                                                           1999
                                                                       -----------
                                                                       (unaudited)
ASSETS
Current assets:
   Cash ..........................................................   $    195,000
   Accounts receivable (less allowance for doubtful accounts
    ($15,000) ...................................................         832,000
   Notes receivable - current portion ............................         40,000
   Prepaid expenses and other current assets .....................        291,000
                                                                     ------------
       Total current assets ......................................      1,358,000

Property, plant and equipment, net ...............................      5,859,000

Notes receivable, less current portion ...........................      1,990,000
Investments in joint ventures:
   Lehi Independent Power Associates, L.C ........................        899,000
   Plymouth Cogeneration Limited Partnership .....................        479,000
Goodwill, net ....................................................      1,831,000
Deferred acquisition costs .......................................        830,000
Other assets .....................................................        467,000
                                                                     ------------
                                                                     $ 13,713,000
                                                                     ============
LIABILITIES
Current liabilities:
   Current portion of long-term debt .............................   $    112,000
   Notes payable - bank ..........................................        300,000
   Accounts payable and accrued expenses .........................      1,001,000
   Accounts payable and accrued expenses for litigation
     settlement ..................................................        223,000
                                                                     ------------
       Total current liabilities .................................      1,636,000

Long-term debt, less current portion .............................        429,000
Litigation settlement liability ..................................        900,000
Convertible subordinated secured debentures ......................        366,000
Advances from joint ventures .....................................         74,000
                                                                     ------------
       Total liabilities .........................................      3,405,000
                                                                     ------------
Minority interests ...............................................        540,000
                                                                     ------------

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares:
   Series A, cumulative, convertible, issued and outstanding
     277,778 shares (liquidation value of $2,551,000) ............          3,000
   Series B, cumulative, convertible, issued and outstanding
     509 shares ..................................................             --
Common stock, $.01 par value, authorized 50,000,000 shares;
   issued and outstanding 5,160,605 shares .......................         51,000
Treasury stock, 7,600 shares of common stock at cost .............        (15,000)
Additional paid-in capital .......................................     17,970,000
Accumulated deficit ..............................................     (8,241,000)
                                                                     ------------
       Total stockholders' equity ................................      9,768,000
                                                                     ------------
                                                                     $ 13,713,000
                                                                     ============


                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                                OCTOBER 31,
                                                     ----------------------------
                                                          1999            1998
                                                     -------------   ------------
Revenues ..........................................   $ 3,241,000    $ 3,020,000
                                                      -----------    -----------
Costs and expenses:
   Operating expenses .............................     2,053,000      1,565,000
   Administrative expenses ........................     1,445,000      1,484,000
   Depreciation ...................................       429,000        371,000
   Loss from joint ventures .......................        69,000         57,000
                                                      -----------    -----------
                                                        3,996,000      3,477,000
                                                      -----------    -----------
                                                         (755,000)      (457,000)

Interest income ...................................       204,000        226,000
Interest expense ..................................      (100,000)      (105,000)
Minority interest .................................       (16,000)          --
                                                      -----------    -----------

Loss before litigation settlement costs and
   extraordinary item.............................      (667,000)      (336,000)

Litigation settlement costs .......................     1,138,000         47,000
                                                      -----------    -----------

Loss before extraordinary item ....................    (1,805,000)      (383,000)

Extraordinary gain on exchange of debentures to
   preferred stock.................................        69,000           --
                                                      -----------    -----------

NET LOSS ..........................................    (1,736,000)      (383,000)

Dividends on preferred stock ......................      (179,000)      (123,000)
                                                      -----------    -----------

LOSS APPLICABLE TO COMMON STOCK ...................   $(1,915,000)   $  (506,000)
                                                      ===========    ===========

LOSS PER SHARE OF COMMON STOCK - BASIC AND DILUTED:
   LOSS APPLICABLE TO COMMON STOCK BEFORE
     EXTRAORDINARY ITEM ...........................   $     (0.38)   $     (0.10)
                                                      ===========    ===========

     NET LOSS APPLICABLE TO COMMON STOCK ..........   $     (0.37)   $     (0.10)
                                                      ===========    ===========

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
   OUTSTANDING.....................................     5,154,141      5,160,605
                                                      ===========    ===========





                        See notes to financial statements

                      U.S. ENERGY SYSTEMS AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       NINE MONTHS ENDED OCTOBER 31, 1999
                                   (UNAUDITED)




                                         PREFERRED STOCK          PREFERRED STOCK
                                             SERIES A                SERIES B              TREASURY STOCK
                                      --------------------    --------------------     --------------------
                                        NUMBER                  NUMBER                   NUMBER
                                      OF SHARES     AMOUNT    OF SHARES     AMOUNT     OF SHARES     AMOUNT
                                      ---------     ------    ---------     ------     ---------     ------
Balance, January 31, 1999........      250,000     $ 3,000          --          --       (2,600)     $(3,000)
Treasury stock...................           --          --          --          --       (5,000)     (12,000)
Shares issued in connection
   with private placement               27,778         (*)          --          --           --           --
   offering......................
Series B Preferred Stock
   issued in exchange for                   --          --         509         (*)           --           --
   debentures....................
Change related to
   modification of warrant                  --          --          --          --           --           --
   terms.........................
Net (Loss) for the nine
   months ended October 31,                 --          --          --          --           --           --
   1999..........................
Dividends on Preferred Stock:               --          --          --          --           --           --
   Series A......................           --          --          --          --           --           --
   Series B......................           --          --          --          --           --           --
                                       -------     -------         ---        ----       ------      --------
Balance, October 31, 1999........      277,778     $ 3,000         509        $ --       (7,600)     $(15,000)
                                       =======     =======         ===        ====       ======      ========




                                             COMMON STOCK
                                      ------------------------
                                         NUMBER                       PAID-IN      ACCUMULATED
                                       OF SHARES       AMOUNT         CAPITAL        DEFICIT         TOTAL
                                       ---------       ------         -------        -------         -----

Balance, January 31, 1999........      5,160,605      $  51,000     $17,467,000    $(6,505,000   $11,013,000
Treasury stock...................             --             --             --             --        (12,000)
Shares issued in connection
   with private placement
   offering......................             --             --        234,000             --        234,000
Series B Preferred Stock
   issued in exchange for
   debentures....................             --             --        433,000             --        433,000
Change related to
   modification of warrant
   terms.........................             --             --         15,000             --         15,000
Net (Loss) for the nine
   months ended October 31,
   1999..........................             --             --             --     (1,736,000)    (1,736,000)
Dividends on Preferred Stock:
   Series A......................             --             --       (155,000)            --       (155,000)
   Series B......................             --             --        (24,000)            --        (24,000)
                                       ---------      ---------     -----------    -----------    ----------
Balance, October 31, 1999........      5,160,605      $  51,000     $17,970,000    $(8,241,000)   $9,768,000
                                       =========      =========     ===========    ===========    ==========



----------------
(*) Less than $1,000



                        See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                             NINE MONTHS ENDED OCTOBER 31,
                                                                         -----------------------------------
                                                                              1999               1998
                                                                         -------------      ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss.................................................         $   (1,736,000)    $     (383,000)
       Adjustments to reconcile net loss to net cash used in operating activities:
           Depreciation and amortization........................                429,000            371,000
           Equity in loss of joint ventures.....................                 69,000             57,000
           Minority interest....................................                 16,000                 --
           Gain on exchange of debentures for preferred stock...                (69,000)                --
           Changes in:
                Accounts receivable.............................                (69,000)            64,000
                Other current assets............................                 64,000             54,000
                Other assets....................................               (142,000)          (190,000)
                Accounts payable and accrued expenses...........                109,000           (532,000)
                Accounts payable and accrued expenses for
                    litigation settlement.......................              1,123,000                 --
                                                                         --------------     --------------
           Net cash used in operating activities................               (206,000)          (559,000)
                                                                         --------------     --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Acquisition of business..................................                     --            (27,000)
       Loans to Reno Energy, LLC................................               (109,000)          (164,000)
       Repayments of loan by Reno Energy, LLC...................                158,000             74,000
       Acquisition of equipment and leasehold improvements......               (348,000)          (351,000)
       Deferred acquisition costs...............................               (162,000)          (295,000)
                                                                         --------------     --------------
           Net cash used in investing activities................               (461,000)          (763,000)
                                                                         --------------     --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from sale of preferred stock....................                234,000          2,190,000
       Proceeds from notes payable..............................                     --             31,000
       Purchase of treasury shares..............................                (12,000)                --
       Payment of long-term debt................................                (99,000)            (2,000)
       Proceeds from long-term debt.............................                130,000                 --
       Dividends on preferred stock.............................               (179,000)          (123,000)
       Advances from joint ventures.............................                 12,000             (5,000)
                                                                         --------------     --------------
           Net cash provided by financing activities............                 86,000          2,091,000
                                                                         --------------     --------------
NET INCREASE (DECREASE) IN CASH.................................               (581,000)           769,000
Cash -- beginning of period.....................................                776,000            319,000
                                                                         --------------     --------------
           CASH - END OF PERIOD.................................          $     195,000      $   1,088,000
                                                                         ==============     ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
           Cash paid for interest...............................          $      67,000      $      95,000



                       See notes to financial statements

                   U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   NINE MONTHS ENDED OCTOBER 31, 1999 AND 1998
                                   (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with instructions to Form 10-QSB and, accordingly, do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered necessary for a fair presentation have been included. The results for the three and nine month periods are not necessarily indicative of results for the full year.

         For further information see Management's Discussion and Analysis of Financial Condition and Operating Results, and refer to the financial statements and footnotes included in the Company's Annual report on form 10-KSB for its fiscal year ended January 31, 1999.

NOTE 2 - NET (LOSS) PER SHARE

         Net (Loss) per share has been computed on the basis of the weighted average number of shares outstanding during the period. Common stock equivalents have not been included in the computation since their inclusion would be anti-dilutive.

NOTE 3 - ADDITIONAL CAPITAL

         On March 8, 1999 the holders of $509,000 of the Company's 9% Convertible Subordinated Debentures exchanged their debentures for 509 shares of the Company's 9% Series B Convertible Preferred Stock. As of October 31, 1999, $366,000 of the Convertible Subordinated Debentures remained outstanding. The exchange also resulted in an extraordinary gain of $69,000, which was reflected in the results for the nine months ended October 31, 1999.

         During the quarter ended April 30, 1999 the Company purchased for the treasury a total of 5,000 shares of its common stock. The total number of shares of common stock now in the Company's treasury is 7,600.

         On August 26, 1998, the Company granted to Energy Systems Investors, LLC, an option to acquire up to 888,888 shares of the Company's Series A Convertible Preferred Stock at an aggregate purchase price of approximately $8.0 million. Energy Systems Investors, LLC ("ESI"), a Delaware limited liability company, is controlled by Lawrence I. Schneider, a director of the Company. Each share of Series A Preferred Stock is currently convertible into four shares of Common Stock of the Company at a conversion price of $2.25 per share and carries a dividend of 9% per annum. On June 15, 1999, ESI exercised a portion of such option and acquired 27,778 shares of its Series A Convertible Preferred Stock for $250,000 ($9.00 per share). Net proceeds to the Company were $234,000. The remainder of the option remains open.

================================================================================









                            U.S. ENERGY SYSTEMS, INC.





                        3,565,000 SHARES OF COMMON STOCK







                           ---------------------------

                                   PROSPECTUS

                           ---------------------------










================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation exculpates directors from personal liability to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. This provision provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of the Company against all expense, loss or liability in connection therewith.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys' fees), judgements, fines and amounts paid in settlements actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action indemnification may be made only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is reasonably entitled to indemnification for such expenses despite such adjudication of liability. The right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition upon the delivery to the corporation of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         The Company has directors' and officers' liability insurance.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Company, are as follows:

Printing fees..............................................     15,000
Legal fees and expenses....................................     30,000
Accounting fees and expenses...............................     30,000
Miscellaneous expenses.....................................     25,000
                                                              --------
     Total.................................................   $100,000
                                                              ========

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

         In December 1999, the Company issued 187,234 shares of its common stock and options to acquire 46,800 shares of common stock at an exercise price of $2.9375 per share to Lawrence I. Schneider, an officer and director of the Company, in lieu of a $275,000 fee. The issuance was made in reliance upon the exemption under Section 4(2) of the Securities Act.

         On November 15, 1999, after the end of the Company's third quarter, the Company issued an aggregate of 20,357 shares of common stock at a price of $1.15 per share to Theodore Rosen, Richard Nelson, Henry Schneider and Seymour J. Beder, all officers of the Company, in lieu of their respective salaries for the month of November 1999. The shares were issued under the Company's 1998 Stock Option Plan.

         On March 8, 1999 the holders of $509,000 of the Company's 9% Convertible Subordinated Debentures exchanged their debentures for 509 shares of the Company's 9% Series B Convertible Preferred Stock. This exchange replaces $509,000 of debt with preferred stock, leaving $366,000 as debenture debt. The exchange also resulted in an extraordinary gain of $69,000. The issuance was made in reliance on the exemption from the registration requirements under
Section 4(2) of the Securities Act.

         On August 26, 1998, the Company's stockholders approved a grant to Energy Systems Investors of an option to acquire up to 888,888 shares of the Company's Series A Convertible Preferred Stock at an aggregate purchase price of approximately $8.0 million. On June 9, 1999, Energy Systems Investors exercised a portion of this option for $250,000 and was issued 27,778 shares of Series A Preferred Stock. The issuance was made in reliance on the exemption from the registration requirements under Section 4(2) of the Securities Act.

ITEM 27.   EXHIBITS


    EXHIBIT
    NUMBER                                         DESCRIPTION
------------                                       -----------
    2.1         --      Merger Agreement by and between the Company, AES Merger Corp., American Enviro-Services, Inc., and the
                        Shareholders of American Enviro-Services, Dated as of August 4, 1997(4)
    3.1         --      Restated Certificate of Incorporation of the Company filed with the Secretary of State of
                        Delaware(1)
    3.2         --      By-Laws of the Company(2)
    4.1         --      Specimen Stock Certificate(1)
    4.2         --      Form of Warrant(1)
    4.3         --      Form of Warrant Agreement(1)
    4.4         --      Form of Representative's Purchase Option(1)
    4.5         --      Certificate of Designation of Series A Convertible Preferred Stock of the Company as filed with the Secretary of State of Delaware on March 23, 1998(7)
    4.6         --      Certificate of Designation of Series B Convertible Preferred Stock of the Company as filed with the Secretary of the State of Delaware(9)
    5.1         --      Opinion of Reid & Priest LLP*
   10.1         --      Plan of Reorganization of Cogenic Energy Systems, Inc.(2)
   10.2         --      9% Convertible Subordinated Debenture due 2004(2)
   10.3         --      Employment Agreement, dated as of November 11, 1993, between the Company and Richard
                        Nelson(2)
   10.3(a)      --      Amendment to Employment Agreement between the Company and Richard Nelson October 15,
                        1996(2)
   10.4         --      Employment Agreement, dated as of December 11, 1993, between the Company and Theodore
                        Rosen(2)
   10.4(a)      --      Amendment to Employment Agreement between the Company and Theodore Rosen dated October 15,
                        1996(1)
   10.5         --      Purchase Agreement, dated as of January 24, 1994, between Lehi Co-Gen Associates, L.C. and
                        Lehi Envirosystems, Inc.(2)



    EXHIBIT
    NUMBER                                         DESCRIPTION
------------                                       -----------
   10.6         --      Operating Agreement among Far West Capital, Inc., Suma Corporation and Lehi Envirosystems,
                        Inc. dated January 24, 1994(2)
   10.7         --      Form of Purchase and Sale Agreement between Far West Capital, Inc., Far West Electric
                        Energy Fund, L.P., 1-A Enterprises, the Company and Steamboat LLC(1)
   10.8         --      Form of Operation and Maintenance Agreement between Steamboat LLC and S.B. Geo, Inc.(1)
   10.9         --      Letter Agreement, dated as of November 8, 1994, between the Company, PSC Cogeneration
                        Limited Partnership, Central Hudson Cogeneration, Inc. and Independent Energy Finance
                        Corporation(1)
   10.10        --      Agreement among the Company, Plymouth Envirosystems, Inc., IEC Plymouth, Inc. and
                        Independent Energy Finance Corporation dated November 16, 1994(1)
   10.11        --      Amended and Restated Agreement of Limited Partnership of Plymouth Cogeneration Limited
                        Partnership among PSC Cogeneration Limited Partnership, Central Hudson Cogeneration, Inc.
                        and Plymouth Envirosystems, Inc. dated November 1, 1994(1)
   10.12        --      Amended and Restated Agreement of Limited Partnership of PSC Cogeneration Limited
                        Partnership among IEC Plymouth, Inc., Independent Energy Finance Corporation and Plymouth
                        Envirosystems, Inc. dated December 28, 1994(1)
   10.13        --      Purchase and Sale Agreement, dated as of December 31, 1995, between the Company, Far West Capital,
                        Inc., Far West Electric Energy Fund, L.P., 1-A Enterprises and Steamboat Enviro systems, LLC(1)
   10.13(a)     --      Letter Agreement, dated September 25, 1996, between the Company and Far West Capital,
                        Inc.(1)
   10.14        --      Joint Development Memorandum of Intent dated September 20, 1994, between the Company and
                        Cowen Partnership(1)
   10.15        --      Agreement dated May 4, 1995 between the Company and Indus LLC(1)
   10.16        --      Security Agreement and Financing Statement among the Company, Lehi Envirosystems, Inc.,
                        Plymouth Envirosystems, Inc. and Anchor Capital Company, LLC dated June 14, 1995, as amended(1)
   10.17        --      Stock Pledge Agreement among Richard H. Nelson, Theodore Rosen, Anchor Capital Company,
                        LLC and the Company dated June 14, 1995(1)
   10.18        --      Loan Agreement among the Company, Lehi Envirosystems, Inc., Plymouth Envirosystems and
                        Solvation, Inc. dated as of December 15, 1995, as amended(1)
   10.19        --      Pledge Agreement between the Company and Solvation, Inc. dated as of December 15, 1995(1)
   10.20        --      Lease dated September 1, 1995 between the Company and Gaedeke Holdings, Ltd.(1)
   10.21        --      Documents related to Private Placement(1)
   10.21(a)     --      Certificate of Designations(1)
   10.22        --      Purchase Agreement between the Company and Westinghouse Electric Corporation dated as of
                        November 6, 1995 and amendments thereof(1)
   10.23        --      Letter of intent to the Company from Bluebeard's Castle, Inc. dated August 8, 1996(1)
   10.24        --      Form of Joint Venture Agreement among the Company and Bluebeard's Castle, Inc. and
                        Bluebeard Hilltop Villas dated as of August 6, 1996(1)
   10.25(a)     --      Long-Term Agreement for the Purchase and Sale of Electricity Between Sierra Pacific Power
                        Company and Far West Capital, Inc. dated October 29, 1988(1)
   10.25(b)     --      Assignment of Interest, dated December 10, 1988 by and between Far West Capital, Inc. and
                        1-A Enterprises(1)
   10.25(c)     --      Letter dated August 18, 1989 by Gerald W. Canning, Vice President of Electric Resources,
                        consenting to the Assignment of Interest on behalf of Sierra Pacific Power Company(1)
   10.26(a)     --      Agreement for the Purchase and Sale of Electricity, dated as of November 18, 1983 between
                        Geothermal Development Associates and Sierra Pacific Power Company(1)
   10.26(b)     --      Amendment to Agreement for Purchase and Sale of Electricity, dated March 6, 1987, by and between Far West Hydroelectric Fund, Ltd. and Sierra Pacific Power Company(1)




    EXHIBIT
    NUMBER                                         DESCRIPTION
------------                                       -----------
   10.27        --      Loan and Option Agreement dated August, 1996 by and among NRG Company, LLC and Reno Energy, LLC and ART, LLC and FWC Energy, LLC, and amendments thereto(1)
   10.28        --      Promissory Note dated August 9, 1996 for $300,000 from Reno Energy, LLC to NRG Company,
                        LLC(1)
   10.29        --      Letter of Intent dated July 15, 1996 on behalf of Reno Energy, LLC(1)
   10.30        --      Limited Liability Company Operating Agreement of NRG Company, LLC dated as of September 8, 1996, and amendments thereto(1)
   10.31        --      Form of Limited Liability Company Operating Agreement of Steamboat, Envirosystems, L.C.
                        dated as of October, 1996(1)
   10.32        --      Form of Debenture Conversion Agreement(1)
   10.33(a)     --      First Amended and Restated Loan and Option Agreement, dated April 9, 1997, by and between USE
                        Geothermal LLC, and Reno Energy LLC, ART, LLC and FWC Energy, LLC(3)
   10.33(b)     --      Note in the amount of $1,200,000, dated as of April 9, 1997, made by Reno Energy LLC in favor of USE Geothermal LLC(3)
   10.33(c)     --      Security Agreement, dated as of April 9, 1997, made by Reno Energy LLC in favor of USE
                        Geothermal LLC(3)
   10.33(d)     --      Form of Security Agreement and Collateral Assignment, entered into by and between USE Geothermal LLC and both FWC Energy LLC and ART LLC(3)
   10.33(e)     --      Guaranty Agreement, dated as of April 9, 1997, made by FWC Energy LLC and ART LLC in favor of USE Geothermal LLC(3)
   10.34        --      1996 Stock Option Plan(5)
   10.35        --      Employment Agreement, dated as of March 1, 1997, between the Company and Terrence Page(5)
   10.36        --      Form of 9% Convertible Subordinated Secured Debenture due 2004(6)
   10.37        --      Form of Employment Agreement by and between the Company and Howard Nevins(4)
   10.38        --      Subscription Agreement, dated March 20, 1998, between the Company and Energy Systems
                        Investors, LLC(7)
   10.39        --      Registration Rights Agreement, dated March 20, 1998, between the Company and Energy
                        Systems Investors, LLC(7)
   21.1         --      Subsidiaries of the Company(9)
   23.1         --      Consent of Richard A. Eisner & Company, LLP, auditors of the Company
   23.2         --      Consent of Reid & Priest LLP (contained in Exhibit 5.1)
   24.1         --      Power of Attorney (filed with the signature page)




--------------
 *    Previously filed.

(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 333-94612).

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1994.

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed on April 24, 1997.

(4) Incorporated by reference to the Company's Current Report on Form 8-K dated August 12, 1997.

(5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1997.

(6) Incorporated by reference to the Company's Current Report on Form 8-K dated August 18, 1997.

(7) Incorporated by reference to the Company's Current Report on Form 8-K filed on March 26, 1998.

(8) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1998.

(9) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended January 31, 1999.

ITEM 28.   UNDERTAKINGS

         The undersigned Company hereby undertakes to:

         (1) file, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Company hereby undertakes to:

         (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, treat each post- effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, and State of Florida, on the 31st day of January, 2000.

                                      U.S. Energy Systems, Inc.


                                      By: /s/ LAWRENCE I. SCHNEIDER
                                          -------------------------------------
                                           Lawrence I. Schneider
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence I. Schneider and Seymour J. Beder, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                       TITLE                               DATE
                   ---------                                       -----                               ----

              /s/ THEODORE ROSEN                                 Chairman                       January 31, 2000
----------------------------------------------                  of the Board
                Theodore Rosen

           /s/ LAWRENCE I. SCHNEIDER
------------------------------------------------   President and Chief Executive Officer         January 31, 2000
             Lawrence I. Schneider                     (Principal Executive Officer)

              /s/ SEYMOUR J. BEDER                        Chief Financial Officer                January 31, 2000
------------------------------------------------          (Principal Financial and
               Seymour J. Beder                             Accounting Officer)

            /s/ HOWARD NEVINS                           Executive Vice President and             January 31, 2000
------------------------------------------------                  Director
                 Howard Nevins



                   SIGNATURE                                       TITLE                               DATE
                   ---------                                       -----                               ----

             /s/ HENRY SCHNEIDER                        Vice President and Director              January 31, 2000
------------------------------------------------
                Henry Schneider

                                                                  Director
------------------------------------------------
                Asher E. Fogel

             /s/ ALLEN J. ROTHMAN                                 Director                       January 31, 2000
------------------------------------------------
               Allen J. Rothman

                                                                  Director
------------------------------------------------
                  Evan Evans

                                                                  Director
------------------------------------------------
             Richard T. Brandt II


                                  EXHIBIT INDEX


    EXHIBIT
    NUMBER                         DESCRIPTION
    ------                         -----------


   23.1         --      Consent of Richard A. Eisner & Company, LLP, auditors of the Company

   24.1         --      Power of Attorney (filed with the signature page)
